Exhibit 99.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DELTA MILLS, INC., et al.,[1]	)	Case No. 06-11144 (CSS)
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT REGARDING
JOINT PLAN OF LIQUIDATION PROPOSED BY DELTA MILLS, INC.,
DELTA WOODSIDE INDUSTRIES, INC., AND DELTA MILLS MARKETING, INC.
Dated: April 30, 2007

MORRIS, NICHOLS, ARSHT & TUNNELL, LLP
Robert J. Dehney (No. 3578)
Gregory T. Donilon (No. 4244)
Margaret E. Juliano (No. 4722)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

and

RAYBURN COOPER & DURHAM, P.A.
C. Richard Rayburn, Jr.
John R. Miller, Jr.
Shelley K. Abel
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202
(704) 334-0891

Co-Counsel to the Debtors and Debtors in Possession

1  These jointly administered cases are those of the following debtors: Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc.

THIS IS A SOLICITATION BY DELTA MILLS, INC., et al., THE DEBTORS IN THESE CHAPTER 11 CASES, AND IS NOT A SOLICITATION BY THEIR ATTORNEYS, FINANCIAL ADVISORS AND OTHER PROFESSIONAL ADVISORS. INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT.

2

3.3 TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES	25

3.3.1 ADMINISTRATIVE CLAIMS	25
3.3.2 CLASS 1 - GMAC CLAIMS	26
3.3.3 CLASS 2 - GENERAL SECURED CLAIMS	26
3.3.4 CLASS 3 - PRIORITY CLAIMS	26
3.3.5 CLASS 4 - RECLAMATION CLAIMS	26

3.4 TREATMENT OF IMPAIRED CLASSES	27

3.4.1 CLASS 5 - CONVENIENCE CLAIMS	27
3.4.2 CLASS 6 - GENERAL UNSECURED CLAIMS	27
3.4.3 CLASS 7 - EQUITY INTERESTS	27

3.5 IMPLEMENTATION OF THE PLAN	27

3.5.1 MERGER OF THE DEBTORS	27
3.5.2 LIQUIDATION OF RESIDUAL ASSETS	28
3.5.3 COLLECTION OF ACCOUNTS RECEIVABLE	28
3.5.4 DESIGNATED OFFICERS	28
3.5.5 UNCLAIMED PROPERTY	33
3.5.6 SALE FREE AND CLEAR OF LIENS	33
3.5.7 TRANSFER TAXES	33
3.5.8 AVOIDANCE ACTIONS AND CAUSES OF ACTION	33
3.5.9 EFFECTIVE DATE	33
3.5.10 RECORDS	33
3.5.11 RESIGNATION OF DIRECTORS AND OFFICERS	33

i

3.6 FUNDING AND DISBURSEMENTS	34

3.6.1 NO DISBURSING AGENT	34
3.6.2 RESERVES - PAYMENT OF DISPUTED CLAIMS	34
3.6.3 CASH PAYMENTS	35
3.6.4 SOURCES OF CASH FOR PLAN DISTRIBUTIONS	35
3.6.5 DISTRIBUTION FOR ALLOWED CLAIMS	35
3.6.6 DISTRIBUTIONS BY THE MERGED DEBTORS	35
3.6.7 FRACTIONAL DOLLARS: DE MINIMIS DISTRIBUTIONS, RESIDUAL ASSETS	35
3.6.8 FULL AND FINAL SATISFACTION	36
3.6.9 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	36

3.7 EXECUTORY CONTRACTS AND UNEXPIRED LEASES	36

3.8 DEBTORS’ CONTINUED EXISTENCE AFTER CONFIRMATION	37

3.9 RESOLUTION OF CLAIMS	37

3.9.1 BAR DATES	38
3.9.2 FAILURE TO FILE PROOF OF CLAIM	38
3.9.3 OBJECTIONS TO CLAIMS	38
3.9.4 CLAIMS OBJECTION DEADLINES	38
3.9.5 DISPUTED CLAIMS	38

3.10 THE CREDITORS’ COMMITTEE	38

3.10.1 DISSOLUTION OF CREDITORS’ COMMITTEE	38
3.11 VESTING OF ASSETS	39

3.12 CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN	39

3.12.1 CONDITIONS TO CONFIRMATION	39
3.12.2 CONDITIONS TO EFFECTIVE DATE	39
3.12.3 WAIVER OF CONDITIONS	39

3.13 EFFECT OF PLAN CONFIRMATION	40

3.13.1 BINDING EFFECT	40
3.13.2 AVOIDANCE ACTIONS AND OTHER CAUSES OF ACTION	40
3.13.3 EXCULPATION AND LIMITATION OF LIABILITY	39
3.13.4 INJUNCTION	40
3.13.5 RELEASES BY DEBTORS	40
3.13.6 RELEASES BY CERTAIN HOLDERS OF CLAIMS	41
3.13.7 SUBSTANTIAL CONTRIBUTION OF DEBTORS' OFFICERS	41
3.13.8 SENIOR NOTES AND INDENTURE	42

3.14 MISCELLANEOUS	42

3.14.1 PAYMENT OF U.S. TRUSTEE’S FEES	42
3.14.2 NO ADMISSION AGAINST INTEREST	42
3.14.3 POST-CONFIRMATION NOTICE	42
3.14.4 PLAN MODIFICATION	43
3.14.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION	43
3.14.6 SETOFF AGAINST CLAIMS	43
3.14.7 FURTHER ACTION	43
3.14.8 PROFESSIONAL FEE CLAIM BAR DATE	43
3.14.9 SEVERABILITY OF PLAN PROVISIONS	44
3.14.10 CRAMDOWN	44
3.15 RETENTION OF JURISDICTION	44

4. FEASIBILITY	46

4.1 FINANCIAL FEASIBILITY ANALYSIS	46

5. ALTERNATIVES TO PLAN	46

5.1 CHAPTER 7 LIQUIDATION	46
5.2 CONTINUATION OF THE BANKRUPTCY CASES	47
5.3 ALTERNATIVE PLAN(S)	47

6. RISK FACTORS	48

6.1 CERTAIN BANKRUPTCY CONSIDERATIONS	48
6.2 CLAIMS ESTIMATION	48
6.3 ASSET PROCEEDS	51
6.4 WIND-DOWN EXPENSES AND OTHER EXPENSES OF THE DEBTORS' ESTATES	53

7. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	55

7.1 FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS	55
7.2 FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS	56
7.3 INFORMATION REPORTING AND BACKUP WITHHOLDING	57
7.4 IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE	57

8. CONCLUSION	57

ii

1.	INTRODUCTION

1.1 PURPOSE OF DISCLOSURE STATEMENT.

                            Delta Mills, Inc. (“Delta Mills”), Delta Woodside Industries, Inc. (“DLWI”), and Delta Mills Marketing, Inc. (“Marketing”), debtors and debtors in possession (the “Debtors”) provide this disclosure statement (as amended, modified or supplemented, the “Disclosure Statement”) to the Office of the United States Trustee and to all of the Debtors’ known Creditors and Interest holders pursuant to section 1125(b) of Title 11 of the United States Code (the “Bankruptcy Code”) for the purpose of soliciting acceptances of the Plan,2 Capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Plan2, which has been filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the summaries of the Plan contained herein shall not be relied upon for any purpose other than to make a judgment with respect to, and to determine how to vote on, the Plan. A copy of the Plan is attached hereto as Exhibit A. By Order dated ___________, 2007, the Disclosure Statement was approved by the Bankruptcy Court as containing “adequate information” under section 1125 of the Bankruptcy Code. In several places throughout this Disclosure Statement, the Debtors provide estimates of ranges of recoveries and claims, which are currently in bold typeface and brackets. Any numbers in bold typeface and brackets are preliminary estimates and are subject to change until the filing of the Liquidation Analysis, which will be attached to the Disclosure Statement as Exhibit B.

PLEASE NOTE THAT MUCH OF THE INFORMATION CONTAINED HEREIN HAS BEEN TAKEN, IN WHOLE OR IN PART, FROM INFORMATION CONTAINED IN THE DEBTORS’ BOOKS AND RECORDS. STATEMENTS MADE IN THE DISCLOSURE STATEMENT ABOUT THE PLAN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, AND THE EXHIBITS ANNEXED TO THE PLAN. ALTHOUGH THE DEBTORS HAVE ATTEMPTED TO BE ACCURATE IN ALL MATERIAL RESPECTS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT ERROR. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER RULES GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11.

NO REPRESENTATION CONCERNING THE DEBTORS OR THE VALUE OF THE DEBTORS’ ASSETS HAS BEEN AUTHORIZED BY THE BANKRUPTCY COURT OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR ANY OTHER DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS ARE NOT RESPONSIBLE FOR ANY INFORMATION, REPRESENTATION OR INDUCEMENT MADE TO OBTAIN YOUR ACCEPTANCE, WHICH IS OTHER THAN, OR INCONSISTENT WITH, INFORMATION CONTAINED HEREIN AND IN THE PLAN.

(2) Capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Plan.

1.2 CONFIRMATION OF PLAN.

1.2.1 REQUIREMENTS.  The requirements for Confirmation of the Plan are set forth in detail in section 1129 of the Bankruptcy Code. The following summarizes some of the pertinent requirements:

(a) Acceptance by Impaired Classes. Except to the extent that the “cramdown” provisions of section 1129(b) of the Bankruptcy Code may be invoked, each Class of Claims and each Class of Interests must either vote to accept the Plan or, where the Claims or Interests of such Class are not Impaired, be deemed to accept the Plan.

(b) Feasibility. The Bankruptcy Court is required to find that the Plan is likely to be implemented and that parties required to perform or pay monies under the Plan will be able to do so.

(c) “Best Interest” Test. The Bankruptcy Court must find that the Plan is in the “best interest” of all Creditors and Interest holders. To satisfy this requirement, the Bankruptcy Court must determine that each holder of a Claim against, or Interest in, the Debtor: (i) has accepted the Plan; or (ii) will receive or retain under the Plan money or other property which, as of the Effective Date, has a value not less than the amount such holder would receive if the Debtors’ property were liquidated under Chapter 7 of the Bankruptcy Code on such date.

(d) “Cramdown” Provisions. Under the circumstances which are set forth in detail in section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm the Plan even though a Class of Claims or Interests has not accepted the Plan, so long as one Impaired Class of Claims has accepted the Plan, excluding the votes of insiders, if the Plan is fair and equitable and does not discriminate unfairly against such non-accepting Classes. The Debtors will invoke the “cramdown” provisions of section 1129(b) of the Bankruptcy Code (to the extent available) should any voting Class fail to accept the Plan.

1.2.2 PROCEDURE.  To confirm the Plan, the Bankruptcy Court must hold a hearing to determine whether the Plan meets the requirements of section 1129 of the Bankruptcy Code (the “Confirmation Hearing”). The Bankruptcy Court has set ___________, 2007, at ____ a.m. (ET), for the Confirmation Hearing.

1.2.3 OBJECTION TO CONFIRMATION.  Any party in interest may object to the Confirmation of the Plan and appear at the Confirmation Hearing to pursue such objection. The Court has set _____________, 2007, at 4:00 p.m. (ET), as the deadline for filing and serving objections to Confirmation of the Plan. Objections to Confirmation must be filed with the Bankruptcy Court, with a copy served upon:

(a)	Counsel for the Debtors:

Robert J. Dehney, Esq.
Morris, Nichols, Arsht & Tunnell, LLP
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347

and

C. Richard Rayburn, Jr., Esq.
Rayburn Cooper & Durham, P.A.
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202

(b)	Counsel for the Creditors’ Committee:

Christopher R. Donoho III, Esq.
Stroock & Stroock & Lavan, LLP
180 Maiden Lane
New York, NY 10038-4982

and

Mark E. Felger, Esq.
Cozen O’Connor
1201 N. Market Street, Suite 1400
Wilmington, Delaware 19801

(c) The United States Trustee:

Mark S. Kenney, Esq.
United States Trustee
Office of the United States Trustee
844 N. King Street, Room 2207
Lockbox #35
Wilmington, DE 19899-0035

1.2.4 EFFECT OF CONFIRMATION.  Except as otherwise provided in the Plan or in the Confirmation Order, Confirmation vests title to property of the Debtors’ Estates in the Debtors free and clear of all Claims and Liens of Creditors and Interest holders, subject to the provisions of the Plan. Confirmation serves to make the Plan binding upon the Debtors and all Creditors, Interest holders and other parties in interest, regardless of whether they cast a ballot (“Ballot”) to accept or reject the Plan.

1.3 VOTING ON THE PLAN.

1.3.1 IMPAIRED CLAIMS OR INTERESTS.  Pursuant to section 1126 of the Bankruptcy Code, only the holders of Claims or Interests in Classes “Impaired” by the Plan may vote on the Plan. Pursuant to section 1124 of the Bankruptcy Code, a Class of Claims or Interests may be “Impaired” if the Plan alters the legal, equitable or contractual rights of the holders of such Claims or Interests treated in such Class. The holders of Claims or Interests not Impaired by the Plan are deemed to accept the Plan and do not have the right to vote on the Plan. The holders of Claims or Interests in any Class which will not receive any payment or distribution or retain any property pursuant to the Plan are deemed to reject the Plan and do not have the right to vote. This Disclosure Statement is being distributed for informational purposes to all Creditors entitled to vote under the Plan.

1.3.2 ELIGIBILITY.  In order to vote on the Plan, a Creditor must have timely filed or been assigned a timely filed proof of Claim which has been Allowed, unless its Claim is scheduled by the Debtors and is not identified as disputed, unliquidated or contingent on the Debtors’ respective Schedules of Assets and Liabilities (as may be amended, the “Schedules”). Creditors having a Claim in more than one Class that is entitled to vote may vote in each Class in which they hold a separate Claim by casting a Ballot in each Class.

1.3.3 BINDING EFFECT.  Whether a Creditor or Interest holder votes on the Plan or not, such Person will be bound by the terms of the Plan if the Plan is confirmed by the Bankruptcy Court. Absent some affirmative act constituting a vote, a Creditor will not be included in the vote: (a) for purposes of accepting or rejecting the Plan or (b) for purposes of determining the number of Persons voting on the Plan.

1.3.4 PROCEDURE.  Allowed Class 1 - GMAC Claims, Allowed Class 2 - General Secured Claims, Allowed Class 3 - Priority Claims, and Allowed Class 4 - Reclamation Claims are not Impaired by the Plan and are deemed, therefore, to accept the Plan. Members of Allowed Class 5 - Convenience Claims and Allowed Class 6 - General Unsecured Claims are Impaired and may vote to accept or reject the Plan. Class 7 - Equity Interests shall neither receive nor retain any property on account of their Interests and are deemed to reject the Plan. Accordingly, holders of Secured Claims, Priority Claims, and Equity Interests in Classes 1, 2, 3, 4, and 7 are not entitled to vote on the Plan. In order for a vote in Class 5 or 6 to count, you must complete, date, sign and properly mail the enclosed Ballot (please note that envelopes have been included with the Ballot) to:

If via U.S. mail:
If via delivery by hand, courier
Bankruptcy Services, LLC Delta Mills, Inc. et. al., Claims
P.O. Box 5011  c/o Bankruptcy Services, LLC
FDR Station  757 Third Avenue, 3rd Floor
New York, New York 10022-5011
Attn: Delta Mills, Inc., et. al., Claims
If via delivery by hand, courier, or overnight service: Delta Mills, Inc., et al., Claims c/o Bankruptcy Services, LLC 757 Third Avenue, 3rd Floor New York, New York 10017

BALLOTS SENT BY TELECOPIER, FACSIMILE OR OTHER ELECTRONIC MEANS ARE NOT ALLOWED AND WILL NOT BE COUNTED.

Pursuant to Bankruptcy Rule 3017, the Bankruptcy Court has ordered that Ballots with original signatures for the acceptance or rejection of the Plan must be received by mail or overnight delivery by Bankruptcy Services, LLC, at one of the addresses set forth above on or before 5:00 p.m. (ET) on ___________, 2007. Once you have delivered your Ballot, you may not change your vote, except for cause shown to the Bankruptcy Court after notice and hearing.

Any Ballot received that is incomplete in any way shall be deemed to be cast as follows:

(a) Ballots received that do not evidence the amount or evidence an incorrect amount of such Creditor’s Claim shall be completed or corrected, as the case may be, based upon the Schedules filed by the Debtors if no proof of Claim has been filed by such Creditor, or based upon timely filed Allowed proofs of Claim, and counted as a vote to accept or reject the Plan;

(b) Ballots received that do not identify the Creditor or that do not indicate acceptance or rejection, whether or not signed by the Creditor, shall not be counted as a vote to accept or reject the Plan;

(c) Ballots received that do not reflect in which Class such Ballot is cast or incorrectly classify such Creditor’s Claim and that are otherwise properly completed shall be completed or corrected, as the case may be, based upon the Schedules filed by the Debtors if no proof of Claim has been filed by such Creditor, or based upon timely filed Allowed proofs of Claim, and counted as a vote to accept or reject the Plan.

1.4 ACCEPTANCE OF THE PLAN.

1.4.1 CREDITOR ACCEPTANCE.  As a Creditor, your acceptance of the Plan is important. In order for the Plan to be accepted by an Impaired Class of Claims, a majority in number and two-thirds in dollar amount of the Claims voting (of each Impaired Class of Claims) must vote to accept the Plan, or the Plan must qualify for cramdown of any non-accepting Class of Claims pursuant to section 1129(b) of the Bankruptcy Code. In any case, at least one impaired Class of Creditors, excluding the votes of insiders, must actually vote to accept the Plan. You are urged to complete, date, sign and promptly mail the enclosed Ballot. Please be sure to complete the Ballot properly and legibly identify the exact amount of your Claim and the name of the Creditor.

1.4.2 CRAMDOWN ELECTION. If all Classes do not accept the Plan, but at least one Impaired Class votes to accept the Plan, excluding the votes of insiders, the Debtors may attempt to invoke the “cramdown” provisions. Cramdown may be an available remedy, because the Debtors believe that, with respect to each Impaired Class, the Plan is fair and equitable within the meaning of section 1129(b)(2) of the Bankruptcy Code and does not discriminate unfairly.

1.5 SOURCES OF INFORMATION.

The information contained in this Disclosure Statement has been obtained from the Debtor’ books and records and from pleadings filed by the Debtors and other parties-in-interest. Every reasonable effort has been made to present accurate information and such information is believed to be correct as of the date hereof. Any value given as to the Assets of the Debtors is based upon an estimation of such value. You are strongly urged to consult with your financial, legal and tax advisors to understand fully the Plan and Disclosure Statement.

The financial information contained in this Disclosure Statement is given as of the date hereof, unless otherwise specified. The delivery of this Disclosure Statement does not, under any circumstance, imply that there has been no change in the facts set forth herein since such date. This Disclosure Statement is intended, among other things, to summarize the Plan and must be read in conjunction with the Plan and its exhibits, if any. If any conflicts exist between the Plan and Disclosure Statement, the terms of the Plan shall control.

1.6 ADDITIONAL INFORMATION.

Should you have any questions regarding the Plan or this Disclosure Statement, or require clarification of any information presented herein, please contact the following counsel for the Debtor:

MORRIS, NICHOLS, ARSHT & TUNNELL, LLP
Robert J. Dehney (No. 3578)
Gregory T. Donilon (No. 4244)
Margaret E. Juliano (No. 4722)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

and

RAYBURN COOPER & DURHAM, P.A.
C. Richard Rayburn, Jr.
John R. Miller, Jr.
Shelley K. Abel
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202
(704) 334-0891

2.	THE DEBTORS.

2.1 DESCRIPTION OF THE DEBTORS AND THE DEBTORS’ BUSINESSES.

2.1.1 CORPORATE STRUCTURE.

(a) Delta Mills.

Delta Mills is a Delaware corporation with a principal executive office located at 700 North Woods Drive, Fountain Inn, South Carolina. As of the Petition Date, Delta Mills operated a woven textile business consisting of: (a) the manufacture and sale of cotton and cotton/synthetic blend fabrics to apparel manufacturers and resellers, which in turn sold primarily to department stores and other retailers and (b) the manufacture and sale of camouflage print fabrics primarily to apparel manufacturers that contracted with the United States Government to fulfill its requirements for military uniforms.

Delta Mills conducted its business from its corporate office and its Beattie Plant, both located in Fountain Inn, South Carolina (the “Beattie Plant”), and its Delta 3 Plant in Wallace, South Carolina (the “Delta 3 Plant”). As of the Petition Date, Delta Mills had closed its Pamplico and Cypress Plants in Pamplico, South Carolina (the “Pamplico Plant”), and its Delta 2 Plant, located in Wallace, South Carolina (collectively with the Delta 3 Plant, the “Delta Plant”), as part of its exit from the woven synthetic fabrics business prior to the Petition Date. The Bankruptcy Court approved the sale of equipment located at both the Beattie Plant and the Delta Plant, as well as the real estate upon which the Delta Plant is situated in Wallace, SC, in the Pre-Confirmation Sale Orders.

(b) DLWI.

DLWI is a publicly held South Carolina corporation with its principal office at 700 North Woods Drive, Fountain Inn, South Carolina. At the Petition Date, the Common Stock of DLWI was listed on the NASDAQ Over-the-Counter (“OTC”) Bulletin Board under the symbol “DLWI.OB.” DLWI is a holding company, which conducted no pre-petition business operations.

(c) Marketing.

Marketing is a Delaware corporation and wholly-owned subsidiary of Delta Mills, which, as of the Petition Date, maintained offices located at 104 West 40th Street, New York, New York. Marketing provided marketing services for the products manufactured by Delta Mills.

2.1.2 CORPORATE HISTORY.

The Debtors’ operations date back to 1972, when the company that is now DLWI was originally incorporated. Since that time DLWI underwent a number of mergers, spin-offs and reorganizations. In particular, from 1998 through the Petition Date, DLWI underwent substantial structural change. In 1998, DLWI and its subsidiaries operated a textile business with two divisions (the Stevcoknit Fabric Company knit textiles business and the Delta Mills woven textiles business), two apparel businesses (the Delta Apparel and Duck Head Apparel businesses) and a fitness equipment business (Nautilus International). During its 1998 and 1999 fiscal years, DLWI closed the Stevcoknit Fabric Company business and sold Nautilus International (the sale of which closed in January 1999).

During its 2000 fiscal year, DLWI undertook an internal reorganization whereby DLWI (a) put its two apparel companies into two directly-owned subsidiaries, Delta Apparel, Inc. and Duck Head Apparel Company, Inc. and, subsequently (b) spun off these two subsidiaries by means of a pro rata stock distribution to its shareholders at the end of fiscal year 2000. Delta Apparel, Inc. remains a publicly-held company whose stock is traded on the American Stock Exchange (“AMEX”) under the symbol “DLA.” Duck Head Apparel Company, Inc., was also a publicly-held company traded on AMEX but was acquired by tender offer and merger by a third party in 2001.

2.2 THE DEBTORS’ FINANCIAL HISTORY AND PRE-PETITION DEBT STRUCTURE.

2.2.1 SECURED INDEBTEDNESS - THE GMAC CREDIT FACILITY.

As of the Petition Date, Delta Mills and Marketing were indebted to GMAC Commercial Finance, LLC (“GMAC”) in the approximate principal amount of $18,955,000 under the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of May 30, 2006 (as amended, the “GMAC Credit Agreement”). GMAC holds a first priority lien on all of Delta Mills’ accounts receivable and inventory to secure the obligations of Delta Mills and Marketing under the GMAC Credit Agreement. As of the Petition Date, under the GMAC Factoring Agreement and GMAC Credit Agreement, Delta Mills sold to GMAC most of Delta Mills’ accounts receivable, and GMAC provided factoring services and extended a revolving line of credit.

2.2.2 UNSECURED AND OTHER INDEBTEDNESS.

(a) The Senior Notes. The Bank of New York serves as Indenture Trustee for the Delta Mills 9.625% Senior Notes due September 1, 2007 (the “Senior Notes”). The Senior Notes are unsecured obligations. As of the Petition Date, the outstanding balance of the Senior Notes was approximately $30,941,000, exclusive of accrued but unpaid interest. Pursuant to the terms of the Senior Notes, Delta Mills is required to make periodic interest payments. Delta Mills failed to make a required interest payment to holders of Senior Notes on September 1, 2006, and failed to pay the interest payment within the thirty-day grace period provided under the Series A and Series B 9.625% Senior Notes Indenture (the “Indenture”).

(b) Ordinary Course Trade Payables and Other Unsecured Claims. The Debtors estimate that their total allowable unsecured claims, exclusive of amounts due under the Senior Notes are between approximately [$5,700,000 and $8,500,000], including ordinary course trade payables to various vendors that provided raw materials to Delta Mills, such as yarn, dyes, and chemicals used in the operation of its weaving, dying and finishing operations. The range reflected in this estimate is primarily due to Reclamation Claims made against the Debtors: the Debtors have objected to the priority status of many, if not all, of these Reclamation Claims, which, if such objection is allowed, will result in a higher number of Allowed Unsecured Claims. In addition, a number of claims have been filed against the Debtors with respect to which the Debtors dispute some or all liability. The Debtors intend to file or have filed objections to these claims. The outcome of those objections will have a significant impact on the amount and number of allowed general unsecured claims.

2.3 EVENTS LEADING TO THE BANKRUPTCY FILING.

2.3.1 CONTRACTION OF OPERATIONS.

Delta Mills operated in an extremely competitive environment with respect to its manufacture of woven textiles. Continued pressure from foreign imports, primarily from China, after the phase out of textile and apparel quotas by the World Trade Organization at the end of 2004, and the overcapacity in the domestic textile business, combined with increasing energy, raw materials and production costs resulted in continued operating losses over the past several years. In fiscal years 2003 and 2004, DLWI sustained consolidated net losses of $4,616,000 and $7,664,000, respectively.

Following fiscal year 2001, Delta Mills’ operations underwent significant contraction in response to these competitive pressures. Of seven Delta Mills manufacturing facilities operating in fiscal year 2001, five closed, leaving two facilities operating as of the Petition Date. Specifically, during fiscal year 2002, Delta Mills announced the closing of the Furman weaving facility in Fountain Inn, South Carolina, and liquidated the assets related to that operation. Delta Mills announced the closure of the Catawba yarn manufacturing facility in Maiden, North Carolina, in fiscal year 2003 and the closing of the Estes weaving facility in Piedmont, South Carolina, in fiscal year 2005 and completed the liquidation of the related assets of both of these facilities in fiscal year 2005. Delta Mills also eliminated the yarn manufacturing operations at the Beattie Plant in fiscal year 2005.

                      In fiscal year 2005, Delta Mills announced and completed its 2005 Realignment Plan, which was designed to and did produce significant cost savings in operations. The execution of the plan generated total asset sales proceeds of approximately $9,100,000. The impairment and restructuring expenses of $12,077,000 in fiscal year 2005 together with a decline in sales from $174,358,000 in fiscal 2004 to $157,863,000 in fiscal year 2005 and other factors resulted in a consolidated net loss of $27,417,000 in fiscal year 2005. Delta Mills continued to implement cost-saving measures in fiscal year 2006, including, without limitation, the exit described below from the synthetics business in response to continued losses and negative cash flow associated with that portion of the business. Despite these efforts, adverse market conditions continued to negatively affect Delta Mills, including continuing stagnation in the khaki market and continuing competitive pressures from overseas. In the first quarter of fiscal year 2006, Delta Mills sustained a net loss of $6,643,000; in the second quarter of fiscal year 2006, it sustained a net loss of $3,326,000; and, in the third quarter ended April 3, 2006, it had a net loss of $100,000.3

(3) During this quarter, Delta Mills reduced its income tax reserves by approximately $2,000,000 to reflect resolution of a North Carolina state tax matter.

In fiscal year 2006, Delta Mills announced its exit from the synthetics business, which had been suffering for some time from increased competition from foreign imports, rising costs and declining sales prices. The synthetics portion of the business had sustained recurring losses, with Delta Mills running at less than sixty percent (60%) capacity utilization in its synthetic manufacturing facilities, and required increasing working capital outlays. As a part of its exit from the synthetics business, Delta Mills closed the Pamplico Plant spinning and weaving facility, as well as the Delta 2 Plant finishing facility. Delta Mills has been actively marketing the Pamplico Plant since January of 2006.

2.3.2 THE DEBTORS’ INCREASED RELIANCE ON THE GMAC CREDIT FACILITY.

As a result of its operating losses, Delta Mills increased its reliance on revolver borrowings under the GMAC Credit Facility and was unable to reduce significantly the principal amount of its outstanding Senior Notes.

The GMAC Credit Agreement, both as originally entered into in March 2000 and as amended and restated in May 2006, includes and included certain financial covenants. Continuing losses forced Delta Mills to seek a series of amendments and waivers to avoid defaulting under the GMAC Credit Agreement. On August 18, 2004, October 18, 2004, May 12, 2005, and May 17, 2005, Delta Mills obtained waivers or amendments from GMAC with respect to the GMAC Credit Agreement.

On August 9, 2005, Delta Mills obtained a waiver and amendment from GMAC that included a waiver of noncompliance with the minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) covenant for the quarter ended July 2, 2005, and permission for the payment of deferred compensation participant account balances.

Under this August 9, 2005, amendment, Delta Mills received additional liquidity in the form of a $3,000,000 reduction in an asset-based availability block through February 2006.

On September 30, 2005, Delta Mills obtained a further waiver and amendment (the “September 30 Waiver”) to the GMAC Credit Agreement, which included a waiver of the requirement to provide financial statements for the fiscal year ended July 2, 2005, reported without qualification by Delta Mills’ independent accounting firm. The September 30 Waiver also set new reduced required minimum EBITDA levels for each quarter of fiscal year 2006 and required an appraisal of Delta Mills’ inventory.

In April 2006, Delta Mills initiated a tender offer and consent solicitation with respect to the Senior Notes (the “April 2006 Tender Offer”) and, in May 2006, Delta Mills entered into an amended and restated credit facility with GMAC with the intention of using term loan amounts under the facility to purchase Senior Notes under the April 2006 Tender Offer (if successful). However, Delta Mills did not receive tenders from holders of a majority of the Senior Notes and accordingly did not purchase any notes pursuant thereto. The amended and restated credit facility set EBITDA covenants for Delta Mills’ 2007 fiscal year.

2.3.3 THE DEBTORS’ EVALUATION OF STRATEGIC ALTERNATIVES AND TURNAROUND EFFORTS.

Over several years prior to the Petition Date, the Debtors’ management and boards of directors examined and explored a number of potential alternatives to address the Debtors’ debt structure, business operations and financial situation, and made efforts to restructure their debts outside of bankruptcy. In April 2004, the Debtors engaged Soles Brower Smith & Co. (“SBS”) as financial advisors to advise the Debtors on strategic alternatives available to them given the state of their business and the textile industry in general.

In the summer of 2004, SBS and/or the Debtors approached three potential strategic acquirers in the Debtors’ industry. These potential strategic acquirers all had strategic interest in the sectors of the textile industry in which the Debtors competed, either engaging in the manufacture of fabric for military uniforms or the production of cotton twill. The Debtors executed confidentiality agreements with two of those potential acquirers, provided substantial due diligence to both and entered into negotiations respecting a potential merger or acquisition transaction with either or both potential acquirers.

One potential acquirer issued the Debtors a preliminary indication of interest in September 2004 (the “2004 Expression of Interest”) that would have required the Debtors to file for bankruptcy protection and a significant compromise in the value of the Debtors’ unsecured creditors’ claims and, in particular, the claims of the holders of the Senior Notes. The Debtors’ boards of directors considered the 2004 Expression of Interest. After close examination of the 2004 Expression of Interest and after being presented with an analysis prepared by SBS comparing the 2004 Expression of Interest with an orderly run-out scenario, the Debtors’ boards determined that the 2004 Expression of Interest (a) did not constitute an offer to purchase all or part of the Debtors’ assets due to the numerous contingencies in the 2004 Expression of Interest, and (b) provided an insufficient return in comparison to the Debtors’ other strategic options to warrant further negotiations with the potential acquirer at that time. Specifically, the Debtors’ boards had recently approved implementation of the 2005 Realignment Plan, which the Debtors’ boards believed had the potential to create greater long-term value for the Debtors’ stakeholders.

While the other potential acquirer with whom the Debtors executed a confidentiality agreement and to whom the Debtors provided due diligence never issued a written indication of interest in purchasing some or all of the Debtors’ assets as a going concern, in the early spring of 2005, that potential acquirer did propose terms and conditions for a potential combination of the twill operations of the Debtors and the potential acquirer (the “2005 Combination Proposal”). The Debtors’ boards of directors considered the 2005 Combination Proposal and determined that the 2005 Combination Proposal (a) did not constitute an offer to purchase some or all of the Debtors’ assets and (b) provided an insufficient potential return in comparison to the Debtors’ other strategic options to warrant further negotiations with that potential acquirer at that time. The Debtors’ boards also believed at that time that, as a result of the 2005 Realignment Plan, continuation of the Debtors’ business as a going concern provided the opportunity for greater long-term value for the Debtors’ stakeholders.

As described above, the Debtors elected to pursue a realignment plan in the fall of 2004 (the “2005 Realignment Plan”) that incorporated closing the Estes weaving and spinning operation and the elimination of spinning operations at the Beattie Plant. In addition, the Debtors implemented a series of cost reduction measures that, in combination with the closing of the Estes plant and elimination of spinning operations in the Beattie Plant, were expected to produce savings of $12 million on an annual basis. The forecasted savings were expected to move the Debtors toward profitability in the future.

In the summer of 2005, the Debtors, in consultation with their professionals, decided that, because of continued losses and negative cashflows in the synthetics business, the Debtors should exit the synthetics business. The Debtors initiated the orderly run-out of the synthetics business in September 2005 with the expectation that the run-out would be complete by December 2005. As previously noted, the Debtors have actively marketed the Pamplico Plant, which was used in the Debtors’ synthetic business, since January 2006.

During the summer of 2005, the Debtors also initiated a conversation with another potential strategic acquirer who was a competitor of the Debtors in the cotton twill business. Before serious negotiations commenced, however, the potential acquirer suffered a catastrophic accident at one of its manufacturing complexes, which forced the closure of a significant component of its manufacturing capacity. The accident forced the potential acquirer to cease discussions with the Debtors and the potential acquirer eventually initiated an orderly run-out of its manufacturing operations.

As the successful run-out of the Debtors’ synthetics business was completed, the Debtors began the analysis of the feasibility of the April 2006 Tender Offer, as described above in greater detail. Prior to the initiation of the April 2006 Tender Offer, the Debtors approached the two potential acquirers with whom it had previously had serious negotiations to inquire whether those parties had any interest in restarting discussions regarding a merger or purchase of some or all of the operating assets of the Debtors. One of the potential acquirers entered into a new confidentiality agreement with the Debtors and continued to conduct certain due diligence. The other potential acquirer, however, declined to execute a new confidentiality agreement.

Because the Debtors had made little meaningful progress with either of these potential acquirers at that time, however, the Debtors initiated the April 2006 Tender Offer. Near the expiration of the April 2006 Tender Offer, the potential acquirer that had entered into the new confidentiality agreement provided the Debtors with a brief indication of interest that implied a return to the Senior Notes in excess of the value of the April 2006 Tender Offer, which was disclosed to the public. Shortly thereafter, the April 2006 Tender Offer expired without consummation.

Prior to the expiration of the April 2006 Tender Offer, the Debtors were contacted by an informal committee of noteholders (the “Ad Hoc Committee”) representing approximately forty percent (40%) of the Senior Notes. The members of the Ad Hoc Committee executed confidentiality agreements with the Debtors. The Debtors disclosed to the Ad Hoc Committee that they were in discussions with a potential acquirer, and the Ad Hoc Committee requested that the Debtors engage in negotiations with the Ad Hoc Committee regarding their course of action while continuing to have discussions with the potential acquirer.

The Debtors received a letter of intent from the potential acquirer in June 2006 that was subsequently amended after further negotiations (the “June 2006 LOI”) and disclosed to the Ad Hoc Committee. The Debtors and the Ad Hoc Committee subsequently negotiated the terms of a proposed exchange offer (the “Exchange Offer”) that would have consisted of: (a) cash, (b) new Delta Mills senior notes with a second lien on Delta Mills’ assets, and (c) preferred stock of Delta Mills in exchange for the Senior Notes. The Debtors obtained preliminary agreement from GMAC to fund the cash portion of the Exchange Offer and anticipated commencing the Exchange Offer in early September 2006.

In late August, 2006, while Delta Mills was preparing to distribute the Exchange Offer, along with solicitations of a back-up pre-packaged chapter 11 plan of reorganization, as more fully described in the Form 8-K filed by DLWI on September 1, 2006, the Debtors were informed by their military supply customers that the Department of Defense’s (the “DOD’s”) demand for products of the Debtors’ customers would be substantially lower than anticipated, and, in fact, would be below the minimum levels contained in the current in-force contracts awarded by the DOD to the Debtors’ customers (the “DOD Announcement”). This significant decrease in the Debtors’ military portion of the business was sudden and unforeseen, and the proposed Exchange Offer had been based upon the assumption that the Debtors’ military business would remain substantially at current levels.

In light of this new information regarding decreased demand for military product, the Debtors’ managements and boards of directors determined that they would not return to profitability as expected, and might in fact be unable to service the secured debt required to repurchase the Senior Notes under the proposed Exchange Offer.

Accordingly, given their current situation and the revised sales forecast, the Debtors determined that their primary options were to pursue (a) a sale of some or all of the operating assets of the Debtors in a manner intended to maximize the value of the enterprise for all constituencies, or, (b) in the event such a sale were unsuccessful, to perform an orderly run-out of customer orders and orderly liquidation of the Debtors in a manner designed to maximize recoveries for the Debtors’ estates and creditors. As a result of this new information about future sales on the military side of the business, the Debtors determined not to make a scheduled interest payment to holders of Senior Notes on September 1, 2006.

After the Debtors disclosed to the Ad Hoc Committee the effect of the DOD Announcement, the Ad Hoc Committee informed the Debtors that it wanted the Debtors to continue discussions with the potential acquirer with whom the Debtors were negotiating at that time, and also consider the liquidation of the business. At that time, the Debtors again contacted the other potential acquirer with whom the Debtors had previously executed a confidentiality agreement, as well as another competitor, concerning a possible combination transaction. As of the Petition Date, neither of the latter two parties expressed any interest in engaging in discussions with the Debtors regarding such a transaction.

Subsequent to the decision to cancel commencement of the Exchange Offer, the Debtors continued conversations with the potential acquirer with whom they had negotiated the June 2006 LOI, and received a new letter of intent from that party in early September 2006. The Debtors and the potential acquirer further negotiated the letter of intent and the Debtors received a “final” letter of intent from that potential acquirer in early October 2006 (the “October 2006 LOI”). At board meetings held October 5 and 9, 2006, the Debtors’ boards of directors considered and analyzed the October 2006 LOI, as well as a preliminary analysis prepared by the Debtors’ financial advisors comparing the likely returns under the October 2006 LOI to those likely under an orderly run-out scenario. At those board meetings, the Debtors’ board of directors determined that the October 2006 LOI did not constitute a sufficient offer to purchase assets of the Debtors due to a multitude of contingencies contained in and risks associated with the proposal, and instructed the Debtors to move forward with an orderly run-out of the Debtors’ businesses.

The Debtors’ boards of directors authorized the Debtors’ management and financial advisors, however, to continue to pursue a definitive offer to purchase some or all of the Debtors’ assets, including without limitation further negotiations with the potential acquirer seeking to improve upon the October 2006 LOI, while moving forward with an orderly run-out of the Debtors’ businesses through the Debtors’ bankruptcy cases.

On October 9, 2006, the potential acquirer submitted another letter of intent to the Debtors (the “Second October 2006 LOI”). Following a telephone conference involving the Debtors, the potential acquirer and the Ad Hoc Committee, the Debtors and the Ad Hoc Committee determined that the Second October 2006 LOI did not constitute a sufficient offer to purchase assets of the Debtors.

As a result of the above-described events, the boards of directors of DLWI, Delta Mills and Marketing authorized the filing of these cases.

2.4 DEBTORs’ BANKRUPTCY PROCEEDINGS.

2.4.1 PETITION DATE. On October 13, 2006, the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

2.4.2 FIRST DAY ORDERS. On the Petition Date, the Debtors filed several motions seeking certain relief by virtue of so-called first day orders. The first day orders assisted the Debtors in transitioning into operating as debtors in possession by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior court approval. The first day orders in the Debtors’ cases authorized, among other things:

•	continued maintenance of the Debtors’ bank accounts, continued use of existing business forms and continued use of the Debtors’ existing cash management system;

•	appointment of Bankruptcy Services, LLC, as the claims, noticing and balloting agent in the Chapter 11 Cases;

•	continued utility service during the pendency of the Chapter 11 Cases;

•	certain payments to employees on account of accrued prepetition wages, salaries and benefits;

•	continuation of certain prepetition practices with critical vendors, common carriers and insurance providers and payment to certain critical vendors on account of prepetition obligations;

•	establishment of bidding procedures for the sale of all or substantially all of the Debtors’ Assets; and

•	the debtors-in-possession financing facility on an interim basis.

2.4.3 THE CREDITORS’ COMMITTEE. On or about October 20, 2006, the United States Trustee appointed the Creditors’ Committee consisting of: (i) Parkdale Mills, Inc.; (ii) Dexter Chemical, LLC; (iii) The Bank of New York Trust Company, N.A.; (iv) Amino Acid Capital LLC, and (v) Flagg Street Capital, LLC. The Creditors’ Committee retained the law firms Stroock & Stroock & Lavan, LLP and Cozen O’Connor as its counsel and Mesirow Financial Consulting, LLC, as its financial advisor. The Debtors have been informed that Parkdale Mills, Inc., has withdrawn from the Creditors’ Committee.

2.4.4 THE DIP FINANCING FACILITY.

On October 13, 2006, the Debtors filed the Debtors’ Motion For Emergency Interim Order And Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, and 364 and Bankruptcy Rules 2002, 4001, and 9014 (i) Authorizing the Debtors to Enter into a Post-Petition Credit Facility with GMAC Commercial Finance and Incur Post-Petition Secured Indebtedness, (ii) Granting Security Interests and Priority Claims; (iii) Modifying the Automatic Stay; (iv) Setting a Final Hearing; and (v) Granting Related Relief (D.I. 11).

Following a final hearing on the Debtors’ request to obtain post-petition financing under the terms and conditions set forth in the Final DIP Agreement, the Bankruptcy Court, on October 31, 2006, entered the Final Order (a) Authorizing Debtors to Obtain Post-Petition Financing and Granting Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88) (the “DIP Financing Order”).

2.4.5 SALE OF CERTAIN OF THE DEBTORS’ ASSETS.

As set forth above, prior to the Petition Date, the Debtors were seeking a purchaser for all or substantially all of their Assets. On October 13, 2006, the Debtors filed their Motion for Order Under 11 U.S.C. § 105(a), 363, 365 and 1146(c) and Federal Rules of Bankruptcy Procedure 2002, 6004, and 9014 (a) Approving (i) Initial Bidding Procedures, (ii) Overbidding Procedures, (iii) Auction Procedures, (b) Approving Notice Procedures for (i) the Solicitation of Bids, (ii) an Auction and (iii) the Assumption and Assignment of Contracts and Leases; (c) Scheduling Hearings on Approval of (i) Bid Protection for a Stalking Horse Bidder, (ii) a Sale or Sales of Substantially All of Debtors’ Assets and (iii) Miscellaneous Asset Sales, and (d) Granting Related Relief (D.I. 15).

On October 16, 2006, the Court entered the Order under 11 U.S.C. §§ 105(a), 363, 365 and 1146 and Federal Rules of Bankruptcy Procedure 2002, 6004, 6006 and 9014 (a) Approving (i) Initial Bidding Procedures, (ii) Overbidding Procedures, (iii) Auction Procedures, (b) Approving Notice Procedures for (i) the Solicitation of Bids, (ii) an Auction and (iii) the Assumption and Assignment of Contracts and Leases; (c) Scheduling Hearings on Approval of (i) Bid Protections for a Stalking Horse Bidder, (ii) a Sale or Sales of Substantially All of Debtors’ Assets and (iii) Miscellaneous Asset Sales, and (c) Granting Related Relief (D.I. 28) (the “Initial Bidding Procedures Order”), dated October 13, 2006, which authorized the Debtors to solicit bids for the Debtors’ Assets as a going concern, including (a) the Beattie Plant and all of the operating assets at that location, (b) the Delta 3 Plant and all of the operating assets at that location and (c) any customer lists, inventory backlogs, and other intangibles reflecting the Debtors’ value as a going concern.

Following the entry of the Bidding Procedures Order and building upon the Debtors’ extensive pre-petition marketing efforts, Soles Brower Smith & Co. (“SBS”) immediately contacted nine (9) strategic competitors and investors to provide those parties information about the Assets. In addition, SBS contacted eight (8) other parties who SBS believed may be interested in purchasing significant portions of the Debtors’ Assets, regardless of whether that interest might be for operating Assets as a going concern or fixed Assets to be purchased consistent with the run out of the Debtors’ business operations, including, without limitation, real property, plants, machinery, equipment and certain inventory and raw materials to be sold out of the ordinary course of business. Six (6) other potential purchasers contacted the Debtors and/or SBS requesting additional information.

In all, eleven (11) potential purchasers interested in the Debtors’ Assets as a going concern signed confidentiality agreements and obtained access to an electronic data room established by SBS to provide due diligence on the Debtors’ Assets, operations and historical financial data to potential purchasers.

The Debtors had hoped that, through the process established under the Initial Bidding Procedures Order, the potential acquirer who submitted the Second October 2006 LOI would improve upon the Second October 2006 LOI by: (a) improving the economic return to the Debtors’ estates such that the transaction would likely provide a greater return to the Debtors’ estates than an orderly run-out of the Debtors’ business, and (b) providing a definitive asset purchase agreement as a basis upon which the Debtors and its various stakeholders could evaluate the strategic purchaser’s offer, during the early stage of these cases. In addition, the Debtors anticipated that other potential purchasers of some or all of the Debtors’ Assets would submit definitive offers to purchase some or all of the Debtors’ Assets as a going concern during the early part of these cases. The Initial Bidding Procedures Order was designed to accommodate such an offer from one or more potential acquirers. However, in the absence of any such bids and in consultation with the Creditors’ Committee, the Debtors determined in their reasoned business judgment that they could not continue to operate as a going concern in the absence of a stalking horse bid that contemplated a purchase of the Debtors’ Assets as a going concern.

Because the Debtors (a) did not receive any bids for the Assets that would result in a sale of the Debtors’ Assets as a going concern and (b) continued to experience deepening operating losses that would accompany any continuation of the Debtors’ businesses as a going concern, the Debtors and the Debtors’ Boards of Directors (the “Boards”) determined, after consultation with the Creditors’ Committee, that, subject to Court approval, it was in the best interests of the Debtors, their estates and creditors and other parties in interest that the Debtors’ businesses continue to be run out (to finish and sell inventory) and the Assets liquidated in an orderly fashion, and that the Debtors continue to seek bids for the purchase of the Debtors’ Assets pursuant to one or more sale transactions, including bulk sales of the Assets and sales pursuant to the Miscellaneous Sale Procedures (the “ORO”). Accordingly, the Debtors did not propose any stalking horse bidder for the Debtors’ operating assets. On October 31, 2006, the Bankruptcy Court entered the Order Under 11 U.S.C. §§ 105(a), 363, and 365 and Federal Rules of Bankruptcy Procedures 2002, 6004, 6006 and 9014 (i) Approving and Authorizing the Debtors to Proceed with an Orderly Run out of the Debtors’ Business; (ii) Approving Procedures for the Sale or Sales of All or Substantially All of the Debtors’ Fixed Assets; (iii) Establishing Procedures for the Sale of Miscellaneous Assets and (iv) Granting Related Relief (D.I. 89) (the “Second Bidding Procedures Order”).

The Debtors then employed Bidding Procedures similar to those previously approved by the Initial Bidding Procedures Order to solicit bids for the Debtors’ fixed, non-operating assets. The Debtors or their professionals were in contact with twenty-six (26) potential bidders, eight (8) of which were interested in nearly all of the Debtors’ fixed assets and eighteen (18) of which were interested in one or more specific groups of the Debtors’ fixed assets. The Debtors received two written bids prior to the bidding deadline of November 21, 2006, and the Debtors’ Boards determined in their business judgment that these bids, as described below, represented the highest and best bid for the assets covered by each such bid.

On December 6, 2006, Delta Mills entered into three asset purchase agreements for the sale of its real property and most of its tangible personal property at its Delta Plant and the sale of most of its tangible personal property at its Beattie Plant. Pursuant to the Order (a) Approving Debtors’ Stalking Horse Selection; (b) Approving Breakup Fee; (c) Approving Form and Manner of Notice; (d) Scheduling a Hearing to Consider the Sale of Certain of the Debtors’ Assets and (e) Granting Related Relief (D.I. 189) (the “Stalking Horse Order”), the Bankruptcy Court approved the Debtors’ selection of the three asset purchase agreements as a “stalking horse bid” and approved procedures for an auction of the assets subject to the agreements.

One of the asset purchase agreements was for the sale of the real property at the Delta Plant facility to Schwarz Properties, LLC (“Schwarz”) for $1,000,000, subject to certain adjustments. Another of the asset purchase agreements was for the sale of all of the machinery, equipment, spare parts and other tangible personal property (other than certain fixtures and electronic office equipment) located at the Delta Plant for $125,000 to Greystone Private Equity LLC (“Greystone”). The third asset purchase agreement was for the sale of the machinery, equipment, spare parts and other tangible personal property (other than certain fixtures and electronic office equipment) located at the Beattie Plant for $2,375,000 also to Greystone. For purposes of the auction procedures contemplated in the Stalking Horse Order, the real and tangible personal property at the Delta Plant subject to the first two agreements were referred to collectively as the “First Lot” and the tangible personal property at the Beattie facility subject to the third agreement was referred to as the “Second Lot.”

The Stalking Horse Order provided that the three asset purchase agreements constituted the “Stalking Horse Bid” in an auction for the assets subject to those agreements. Any interested qualified bidders were required to make “Overbids” for those assets by December 12, 2006, and the auction took place on December 13, 2006. Bidders were required to bid on either the First Lot or the Second Lot or both, but could not bid on portions of either Lot. Initial Overbids for either Lot were required to exceed the purchase price set forth in the Stalking Horse Bid for the assets in the Lot by 6% (inclusive of a breakup fee of 3%) so that the initial Overbid amounts were $67,500 for the First Lot, $142,500 for the Second Lot and $210,000 for both Lots. Thereafter, successive Overbids would increase by minimum increments of $25,000 per Lot or $50,000 for both Lots.

On December 13, 2006, the Debtors accepted the overbid of Michael Fox International, Inc. (“Fox”), and entered into an asset purchase agreement with Fox for the sale of most of Delta Mills’ tangible personal property at its Beattie Plant. Accordingly, on December 13, 2006, Delta Mills terminated the agreement with Greystone relating to the equipment located at the Beattie Plant and entered into the Asset Purchase Agreement Between Delta Mills and Fox. The Asset Purchase Agreement Between Delta Mills and Fox provided for a $2,517,500 purchase price for the machinery, equipment, spare parts and other tangible personal property (other than certain fixtures and electronic office equipment) and was otherwise identical in all material respects to the previous agreement with Greystone. On December 15, 2006, the Bankruptcy Court approved the sale of the assets to Fox, Schwarz, and Greystone and entered the Pre-Confirmation Sale Orders (as defined in the Plan) approving the various asset purchase agreements. The Asset Purchase Agreement Between Delta Mills and Fox was amended slightly before closing, in accordance with the applicable Pre-Confirmation Sale Order, to reflect a change in the asset list and a reduction in the purchase price by $20,500. Pursuant to the terms of the agreement with Greystone, Delta Mills paid $71,250 to Greystone as a break-up fee at the time the Asset Purchase Agreement Between Delta Mills and Fox was closed.

The various asset purchase agreements approved by the Pre-Confirmation Sale Orders were closed on February 13, 2007. Pursuant to the Asset Purchase Agreement Between Delta Mills and Schwarz, Schwarz and an affiliated entity, Schwarz Wallace, LLC, which purchased the real property at the Delta Plant facility, assumed all liabilities related to the Delta Plant.

2.4.6 SCHEDULES. On December 13, 2006, the Debtors filed their respective Schedules and Statements of Financial Affairs with the Bankruptcy Court (D.I. 216-222).

2.4.7 BAR DATE ORDERS.

(a) The First Bar Date Order. As fixed by the First Bar Date Order, the Bar Date is February 1, 2007, at 4:00 p.m. (ET) for Claims arising prior to the Petition Date and Administrative Claims that arose prior to December 15, 2007, provided, however, the Bar Date for governmental units, as set forth in section 101(27) of the Bankruptcy Code, is April 11, 2007, at 4:00 p.m. (ET). Pursuant to the First Bar Date Order, all Creditors (except governmental units as defined under section 101(24) of the Bankruptcy Code) who hold and assert a prepetition Claim or a post-petition Administrative Claim arising on or before December 15, 2006, against the Debtors were required to file a proof of claim, so that it was received pursuant to the procedures set forth in the First Bar Date Order, on or before February 1, 2007, at 4:00 p.m. (ET). In addition, the First Bar Date Order allows for the fixing of a special Bar Date for certain creditors in the event such creditors are given notice of the Bar Date at a later date. Special Bar Dates of April 9, 2007, and April 11, 2007, were established for certain workers’ compensation claimants. On March 9, 2007, the Debtors filed their first Notice of Special Bar Date for Workers’ Compensation Claimants, establishing April 9, 2007, as the last date and time by which certain workers’ compensation claimants set forth therein may file proofs of claim (D.I. 362). Further, on March 11, 2007, the Debtors filed their second Notice of Special Bar Date for Workers’ Compensation Claimants, establishing April 11, 2007, as the last date and time by which certain workers’ compensation claimants set forth therein may file proofs of claim (D.I. 365).

(b) The Second Bar Date Order. Pursuant to the Second Bar Date Order, the Bar Date for those Administrative Claims that arose after December 15, 2006, through the Effective Date shall be twenty (20) days after the Effective Date.

(c) Bar Dates for Executory Contracts and Unexpired Leases. Pursuant to the First Bar Date Order, Claims related to the rejection of any executory contract or lease shall have thirty (30) days after the entry of an order authorizing the Debtors’ rejection of such contract or lease or, with respect to any executory contract or unexpired lease rejected pursuant to the Rejection Procedures Order, the later of (i) the Bar Date established by the First Bar Date Order and (ii) thirty (30) days after the effective date of the rejection pursuant to the Rejection Procedures Order in which to file a proof of Claim for damages related to such rejection. As set forth in Section 8.2 of the Plan, a Claim arising from any rejection of an executory contract or unexpired lease that is effectuated through the Plan must be filed on or before thirty (30) days after the effective date of such rejection or shall be forever barred.

2.4.8 INCENTIVE PAYMENTS TO EXECUTIVE EMPLOYEES. On October 25, 2006, the Bankruptcy Court entered its Order Authorizing the Debtors (i) To Pay (a) Employees for Accrued Vacation Upon Termination; (b) Salary and Compensation Exceeding the Cap Under Section 507(a)(4) of the Bankruptcy Code to Employees; (c) Non-Executive Employees Under the Modified Severance Plan; and (d) Incentive Payments to Executive Employees and (ii) To Honor the 2004 Stock Plan (D.I. 63) (the “Executive Incentive Order”). The Executive Incentive Order provided, among other things, that each of the Debtors’ officers, William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, (collectively the “Officers”), shall each earn an incentive payment upon the achievement of certain operational and financial goals, as set forth in detail in the Executive Incentive Order (the “Incentive Payment”). Fifty percent (50%) of the Incentive Payment (the “First Payment”) is earned upon the repayment in full of GMAC (other than amounts payable with respect to outstanding letters of credit), provided that, as of any date within the period beginning on the date of such full repayment and ending on April 30, 2007, the aggregate recovery from the working capital assets (excluding cash) exceeds the aggregate amount paid to GMAC after the Petition Date. The First Payment was earned, pursuant to the terms of the Executive Incentive Order, on or before February 3, 2007. The Debtors notified the Committee on February 9, 2007, that the First Payment had been earned, and each of the Debtors’ Officers began receiving payments on account of the First Payment on or about February 16, 2007, in twenty (20) equal weekly installment payments scheduled to end during the week of June 30, 2007.

The second fifty percent (50%) of the Incentive Payment (the “Second Payment”) is earned by each Officer upon the satisfaction of each of the following tests: (a) at least ninety percent (90%) of the dollar amount of the accounts receivable shown in the budget approved by GMAC on the Petition Date (net of reserves contemplated by the budget) have been collected and (b) the aggregate net recovery from the sale of inventory and collection of accounts receivable by the Debtors equals or exceeds 90% of the aggregate amount thereof contemplated by the budget. The Second Payment was earned, pursuant to the terms of the Executive Incentive Order, on or before March 1, 2007. The Debtors notified the Committee on March 2, 2007, that the Second Payment had been earned, and each of the Officers began receiving payments on account of the Second Payment on or about February 28, 2007, in eighteen (18) weekly installments scheduled to end during the week of June 30, 2007.

2.4.9 SETTLEMENT AMONG EXECUTIVES, THE DEBTORS AND THE COMMITTEE. After the Petition Date, the Committee sought, and the Debtors provided, information regarding payments the Officers received from the Debtors prior to the Petition Date on account of, among other things, deferred compensation and, in the case of William F. Garrett, bonuses. The Committee alleged that certain payments made to the Officers prior to the Petition Date may be avoidable and recoverable by the Debtors’ estates pursuant to one or more of sections 547, 548 and 550 of the Bankruptcy Code.

After arms-length negotiations between the Officers and the Committee, each of the Officers, the Committee and the Debtors entered into that certain Settlement Agreement and Release dated April ___, 2007 (the “Settlement Agreement”), which is subject to Bankruptcy Court approval. The Settlement Agreement provides, among other matters, that each of the Officers shall waive receipt of a portion of the First Payment and Second Payment earned under the Executive Incentive Order in exchange for the Debtors’ and Committee’s release of any and all claims or causes of action against each of the Officers related to any of the following: (i) payments received by any of the Officers for deferred compensation, (ii) payments received by Mr. Garrett for any bonuses, (iii) payments to which any of the Officers are entitled under the Executive Incentive Order (except as specifically set forth in the Settlement Agreement), (iv) prepetition and/or postpetition payments to or claims made by any of the Officers for accrued vacation pay, expense reimbursements, salary and/or severance, and (v) payments or benefits to which any of the Officers are entitled under the Debtors’ 2004 Stock Plan. Further, the Settlement Agreement provides that, at each Officers’ option, he may (a) add the waived portion of the First Payment and Second Payment to his allowed, unsecured claim in these cases, or (b) earn some or all of the waived portion of the First Payment and Second Payment back upon the achievement by the Debtors of certain goals for distribution percentages on Class 6 Claims (the “Earnback Option”). In addition, if an Officer chooses the Earnback Option, he must provide uncompensated services to the post-confirmation Merged Debtors after the Effective Date for an aggregate of sixty (60) hours. The Joint Motion under Bankruptcy Rule 9019 to Approve Settlement Agreement among the Debtors’ Officers, the Debtors and the Committee (the “Settlement Motion”) was filed on May _____, 2007.

2.5 Summary of the DebtorS’ Remaining Assets and Expected Distributions under the Plan.

Assuming the Effective Date occurs on or about June 30, 2007, the Debtors project that they will have between approximately [$6,000,000 and $8,500,000] cash on hand on the Effective Date, as set forth on the Chapter 11 Orderly Liquidation Analysis (the “Liquidation Analysis”), attached hereto as Exhibit B. From those funds, the Debtors intend to make distributions to Allowed Administrative, Secured, Priority, Reclamation and Convenience Claims. After these distributions, the Debtors or Merged Debtors will distribute remaining cash on hand, net of applicable Reserved Funds, as an initial distribution to holders of Allowed General Unsecured Claims. In addition, the Designated Officers will attempt to liquidate the Debtors’ or Merged Debtors’ remaining assets, as more fully described below. The Debtors anticipate making additional distributions to holders of Allowed General Unsecured following the liquidation of the Residual Assets.

2.5.1 LIQUIDATION OF RESIDUAL ASSETS. The Debtors or Merged Debtors, through the Designated Officers, shall continue to market and liquidate the Residual Assets, for the highest and best consideration achievable in light of the circumstances, and with or without further approval of the Bankruptcy Court in accordance with the Miscellaneous Asset Sale Procedures or the Bidding Procedures attached to the Plan as Exhibit A and incorporated into the Plan. Upon the liquidation of all Residual Assets, the Cash received on account of such sale or sales, net of any amounts necessary to pay costs of the sale of such Residual Assets and to satisfy any Liens against such Residual Assets and other costs of the Estate or Merged Debtors, shall be distributed to holders of Claims and Interests according to the terms of the Plan.

The primary Residual Assets are the real property upon which the Beattie Plant is located and the real property upon which the Pamplico Plant is located. The Debtors anticipate the use of one or more agents to market these properties in order to achieve the best consideration possible.

2.5.2 COLLECTION OF ACCOUNTS RECEIVABLE. Pursuant to the GMAC Factoring Agreement, as assumed pursuant to the Final DIP Agreement, GMAC will continue to serve as factor for the Debtors or Merged Debtors and will remit the proceeds of the Debtors’ accounts receivable to the Debtors or Merged Debtors, unless and until the Merged Debtors elect to discontinue the use of GMAC’s services under the GMAC Factoring Agreement. The Cash received from GMAC on account of such collections, net of any amounts necessary to compensate GMAC pursuant to the GMAC Factoring Agreement and to pay the costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of the Plan. To the extent accounts receivable are collected directly by the Merged Debtors, such Cash, net of applicable Reserved Funds, shall also be distributed to holders of Claims according to the terms of the Plan.

2.5.3 ANALYSIS OF AVOIDANCE ACTIONS. As reflected in the Schedules, the Debtors made transfers in excess of $5,000.00 to approximately 272 creditors other than insiders, totaling approximately $29,754,669.00, within the ninety (90) days prior to the Petition Date. Having performed their preliminary analysis of these transfers, the Debtors have identified few potential avoidance actions, including preferences assertable under section 547 of the Bankruptcy Code, given the defenses available to the various transferees. In light of these defenses and to avoid the costs of litigation with uncertain outcomes, as set forth in Sections 14.2 and 14.5 of the Plan, the Debtors intend to release all Avoidance Actions and other Causes of Action against third parties except for those specifically set forth on Exhibit C to the Plan.

2.5.4 ANALYSIS OF OTHER NOMINAL REMAINING ASSETS. The Debtors believe that other assets remaining to be liquidated include: the collection of nominal deposits and the return of sums currently held as a retainer by counsel for the Debtors to the extent such retainers are not subsequently drawn upon.

2.5.5 EXPECTED DISTRIBUTIONS UNDER THE PLAN. As set forth on the Liquidation Analysis, the Debtors estimate that holders of Allowed General Unsecured Claims will receive a total distribution of approximately [$0.083 to $0.283] per $1.00 of Allowed Claim. See Section 6, Risk Factors, below for a description of some of the factors that may cause actual distribution amounts to differ from expected distributions.

2.6 SECURED CLAIMS ENCUMBERING THE DEBTORS’ PROPERTY.

As detailed in Sections 2.2.1 and 2.3.2 above, Delta Mills was party to financing agreements which encumbered many of its Assets and the Assets of Marketing. Marketing served as a guarantor of these obligations of Delta Mills. In addition, various local governmental tax agencies may have asserted secured claims against the Debtors regarding personal property taxes and real property taxes. The Debtors believe that most, if not all, such claims have been satisfied in full as of the date hereof.

As of the date of this Disclosure Statement, although GMAC has not released all of its security interests in the Debtors’ Assets, the Debtors believe that they have satisfied all secured claims, exclusive of applicable fees payable under their agreement with GMAC and any contingent claims for attorneys’ fees and trailing expenses, held by GMAC encumbering the Debtors’ property and that those fees and claims will be satisfied by the application of cash reserves held by GMAC.

2.7 ADMINISTRATIVE CLAIMS.

2.7.1 Administrative Claims. Administrative Claims are generally Claims that are incurred in the ordinary course of business on or after the Petition Date and on or before the Effective Date. The Debtors believe they have paid claims arising in the ordinary course of business as they came due during the pendency of these cases. Certain pre-petition claimants may also assert administrative priorities for their claims pursuant to, among other provisions, section 503(b)(9) of the Bankruptcy Code.

2.7.2 Professional Fee Claims. Professional Fee Claims are Administrative Claims for the compensation of the Debtors’ or the Creditors’ Committee’s Professionals or other Professionals who provided services or incurred expenses in the Debtors’ cases on or before the Effective Date. All payments to Professionals for Professional Fee Claims will be made in accordance with the procedures established in the Bankruptcy Code, the Bankruptcy Rules, the United States Trustee Guidelines and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of costs.

2.8 UNSECURED CLAIMS AGAINST THE DEBTORS.

2.8.1 Priority Claims. The Debtors are currently investigating the Claims that may be entitled to priority pursuant to section 507(a) of the Bankruptcy Code, as reflected in the Debtors’ Schedules and the claims register maintained in these Chapter 11 Cases. While there can be no assurance presently as to the Allowed Amount of such Claims, the Debtors estimate that the Allowed Amount of such Claims will ultimately be between approximately [$330,000 and $2,100,000]. Please see Section 6.2.6 (“Risk Factors”) for further analysis. The Debtors have estimated amounts of Priority Claims in a wide range primarily due to the significant amount of asserted Reclamation Claims for goods sold to the Debtors prior to the Petition Date that, if valid, may entitle such claimants to priority status. The Debtors dispute the priority status of some or all of these alleged Reclamation Claims and have filed the Debtors’ Second Omnibus Objection (Substantive) to Certain Reclamation Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure (D.I. 406) on April 13, 2007. In addition, several employees of the Debtors filed claims related to the Worker Adjustment and Retraining Notification (“WARN”) Act, to which the Debtors filed the Debtors’ First Omnibus Objection (Substantive) to Certain Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure (D.I. 360) on March 8, 2007 (the “WARN Objection”), in which the Debtors argue that they have no liability to any employees as relates to the WARN Act. The Bankruptcy Court held a hearing on the WARN Objection on April 19, 2007, in which the Bankruptcy Court ruled in favor of the Debtors. Therefore all claims subject to the WARN Objection have been disallowed and expunged from the record in these cases.

2.8.2 Unsecured Non-priority Claims. The Debtors are currently investigating certain unsecured non-priority Claims asserted through proofs of claim filed during the Chapter 11 Cases. While there can be no assurance presently as to the Allowed Amount of such Claims, the Debtors estimate that the Allowed Amount of such Claims will ultimately be between approximately [$38,000,000 and $41,000,000].

3. SUMMARY OF THE PLAN OF REORGANIZATION.4
3.1 IN GENERAL.

The Plan contemplates a winding up of the Debtors’ operations and the orderly liquidation of the Assets. The Plan further provides for the pooling of the net proceeds of the recovery, disposition, and collection of Assets, and the distribution thereof. Specifically, except as otherwise agreed, Allowed Administrative Claims, other than Professional Fee Claims, Allowed Class 1 - GMAC Claims, Allowed Class 2 - General Secured Claims, Allowed Class 3 - Priority Claims, and Allowed Class 4 - Reclamation Claims (to the extent the Debtors have not returned, and will not return, goods that are the subject of such Reclamation Claims) will be paid in full, if not paid previously, on the Effective Date as set forth in the Plan or as soon thereafter as reasonably practicable. Holders of Allowed Class 5 - Convenience Class Claims will also be paid on the Effective Date or as soon thereafter as reasonably practicable. Holders of Allowed Class 6 - General Unsecured Claims will receive their Pro Rata share of the Assets on the Initial Distribution Date and one or more additional distributions depending on, among other things, the amount of reserves necessary for payment of Disputed Claims and estimates of other costs and expenses of the liquidation. Holders of Class 7 - Equity Interests shall neither receive nor retain any property on account of their Interests.

In order to effect a quick and efficient liquidation of the Estates, the Plan provides for the collection and sale of the Debtors’ Assets as quickly as reasonably possible, with a view to speed of distributions to Creditors. The same considerations underlie the Plan’s release of Avoidance Actions and other Claims or Causes of Action, except as specifically preserved by the Plan, that could delay the distribution process and incur unnecessary Administrative Expenses.

3.2 CLASSIFICATION OF CLAIMS AND INTERESTS.

3.2.1 CLASS 1 - GMAC CLAIMS.  This Class consists of all GMAC Claims, which are held by GMAC, which holds duly filed and perfected Liens against certain of the Assets pursuant to the Final DIP Agreement. Class 1 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2.2 CLASS 2 - GENERAL SECURED CLAIMS. This Class consists of all Secured Claims, which are held by Persons with duly filed and perfected Liens or Liens which are perfected by possession against any part of the Assets as of the Petition Date, subject to the requirements of Section 15.6 of the Plan regarding setoff, but excludes any Claim that would otherwise qualify for inclusion in this Class and which is rendered an Unsecured Claim by virtue of section 506(a) of the Bankruptcy Code. Class 2 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2.3 CLASS 3 - PRIORITY CLAIMS. This Class consists of Claims entitled to priority under section 507(a) of the Bankruptcy Code, including, without limitation, Priority Wage Claims, Priority Employee Benefit Claims, and Priority Tax Claims but excluding Administrative Claims. Class 3 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

(4)   To the extent there are any conflicts between this Plan summary and the Plan, the terms of the Plan shall control.

3.2.4 CLASS 4 - RECLAMATION CLAIMS. This Class consists of Allowed Reclamation Claims. Class 4 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. On April 13, 2007, the Debtors filed their Second Omnibus Objection (Substantive) to Certain Reclamation Claims (D.I. 406) through which the Debtors objected to the priority status of all Reclamation Claims. The Reclamation Objection is currently scheduled to be heard on May 18, 2007. To the extent the Bankruptcy Court allows the Reclamation Objection prior to the Confirmation Hearing, Class 4 will be empty. To the extent any creditor holds an Allowed Claim under section 503(b)(9) of the Bankruptcy Code, such Claim will be paid as an Administrative Claim as provided in Section 4.1 of the Plan.

3.2.5 CLASS 5 - CONVENIENCE CLAIMS. This Class consists of (i) all Allowed Unsecured Claims in an amount of $5,000 or less and (ii) all Allowed Unsecured Claims that elect to reduce their Allowed General Unsecured Claim to $5,000. Class 5 - Convenience Claims are Impaired by the Plan.  Only holders of General Unsecured Claims who vote in favor of the Plan may elect to have their Claim treated as a Class 5 Convenience Claim pursuant to clause (ii) above.

3.2.6 CLASS 6 - GENERAL UNSECURED CLAIMS. This Class consists of Allowed General Unsecured Claims in an amount in excess of $5,000 (except to the extent the holder of a General Unsecured Claim elects to reduce its claim and enter Class 5), including Allowed Rejection Damages Claims and Senior Note Claims. Class 6 is Impaired by the Plan and is entitled to vote on the Plan.

3.2.7 CLASS 7 - EQUITY INTERESTS. This Class consists of the shareholder and equity Interests in DLWI. Class 7 is Impaired under the Plan and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.2.8 ELIMINATION OF CLASSES. To the extent that any Class of Claims does not contain, as of the date of the Confirmation Hearing, at least one Allowed Claim, Disputed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, that Class shall be deemed deleted from the Plan for purposes of voting on or rejection of the Plan, for purposes of determining acceptances or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code, and for the purposes of determining any Distributions made under the Plan.

3.3 TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES.

3.3.1 ADMINISTRATIVE CLAIMS. Subject to the terms of the Plan and unless the holder of an Administrative Claim agrees to other, less-favorable treatment, Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (a) in accordance with the terms and conditions under which such Administrative Claims arose, (b) pursuant to any agreement between the Debtors and such Creditor, (c) as otherwise provided by the Plan, or (d) in full in Cash on the Effective Date, or as soon thereafter as reasonably practicable. Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within twenty (20) Business Days after such Professional Fee Claims are approved by the Bankruptcy Court. Notwithstanding the preceding sentences, the Administrative Claims of the United States Trustee for fees pursuant to section 1930(a)(6) of title 28 of the United States Code shall be paid in accordance with the applicable schedule for payment of such fees.

3.3.2 CLASS 1 - GMAC CLAIMS. On the Effective Date, or as soon thereafter as reasonably practicable, any outstanding GMAC Claims due and owing under the GMAC Credit Agreement, the GMAC Factoring Agreement, or the Final DIP Agreement shall be paid in full in Cash or as otherwise provided in the Final DIP Agreement in full satisfaction, settlement, release and discharge of and in exchange for such GMAC Claims. Should the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, remain executory at the Effective Date, the Debtors or the Merged Debtors and GMAC shall continue to perform their obligations thereunder, subject to any and all rights of the Debtors and GMAC to terminate the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, in accordance with the terms thereof. Nothing in the Plan shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement.

3.3.3 CLASS 2 - GENERAL SECURED CLAIMS.  At the option of the Debtors or the Merged Debtors, holders of Allowed Claims in this Class shall receive on the Effective Date, or as soon thereafter as reasonably practicable, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim: (a) payment of the full amount of the respective holder’s Allowed Secured Claim; (b) all Collateral in the possession of the Debtors or the Merged Debtors securing the respective holder’s Allowed Secured Claim; or (c) such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing.

3.3.4 CLASS 3 - PRIORITY CLAIMS.  On the Effective Date, or as soon thereafter as reasonably practicable, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (a) be paid in full in Cash or (b) receive such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing. A Priority Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within twenty (20) Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim.

3.3.5 CLASS 4 - RECLAMATION CLAIMS.  On the Effective Date, or as soon thereafter as reasonably practicable, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Reclamation Claim, shall, at the Debtors’ or the Merged Debtors’ sole and absolute discretion, either (a) be returned those goods that are the subject to the Reclamation Claim, to the extent goods have not already been returned, (b) receive Cash equivalent to the value of those goods that are the subject to the Reclamation Claim, to the extent goods have not already been returned, (c) receive a combination of both those goods that are the subject to the Reclamation Claim and Cash, as determined by the Debtors or Merged Debtors, equal in value to the Reclamation Claim, to the extent goods have not already been returned, or (d) receive such other treatment as the Debtors or the Merged Debtors and such Creditors agree to in writing. On April 13, 2007, the Debtors filed their Second Omnibus Objection (Substantive) to Certain Reclamation Claims (D.I. 406) through which the Debtors objected to the priority status of all Reclamation Claims. The Reclamation Objection is currently scheduled to be heard on May 18, 2007. To the extent the Bankruptcy Court allows the Reclamation Objection prior to the Confirmation Hearing, Class 4 will be empty. To the extent any creditor holds an Allowed Claim under section 503(b)(9) of the Bankruptcy Code, such Claim will be paid as an Administrative Claim as provided in Section 4.1 of the Plan.

3.4 TREATMENT OF IMPAIRED CLASSES.

3.4.1 CLASS 5 - CONVENIENCE CLAIMS. In consideration of the agreements, injunctions and releases set forth under the Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for their Claims against the Debtors, each holder of an Allowed Class 5 - Convenience Claim shall be paid on the Effective Date, or as soon thereafter as reasonably practicable [eighteen percent (18%)] of its Allowed Class 5 - Convenience Claim.

3.4.2 CLASS 6 - GENERAL UNSECURED CLAIMS. Subject to the terms of the Plan and unless the holder of an Allowed General Unsecured Claim agrees to other, less-favorable treatment, on the Distribution Dates, each holder of an Allowed General Unsecured Claim shall receive, in consideration of the agreements, injunctions and releases set forth under the Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, such Allowed General Unsecured Claim’s Pro Rata share of the Assets after payment of all Administrative Claims, Priority Claims, GMAC Claims, General Secured Claims, Reclamation Claims, and Convenience Claims and net of applicable Reserved Funds. The Initial Distribution Date will be the Effective Date or as soon thereafter as reasonably practicable.

3.4.3 CLASS 7 - EQUITY INTERESTS. The Common Stock shall be cancelled and extinguished on the Effective Date and holders of Class 7 - Equity Interests shall not be entitled to and shall neither receive nor retain any property on account of such Interests.

3.5 IMPLEMENTATION OF THE PLAN.

3.5.1 MERGER OF THE DEBTORS. Pursuant to section 1123(a)(5) of the Bankruptcy Code, both DLWI and Marketing shall be merged into Delta Mills (the “Merged Debtors”), effective as of the Effective Date. Notwithstanding any requirements of otherwise applicable non-bankruptcy law, such merger shall be effective as of the Effective Date. Such merger shall not affect any Lien held against any of the Assets. Further, on the Effective Date, the Claims against each Debtor shall be treated as Claims against the Assets of the Merged Debtors, duplicate Claims filed against more than one Debtor (to the extent duplicative) and intercompany Claims shall be eliminated, and no claimant shall be allowed more than a single Claim arising from any one transaction. As set forth in Section 6.4.4 of the Plan and pursuant to section 1123(a)(5) of the Bankruptcy Code, the Designated Officers shall have the authority to take any and all actions necessary to effect this merger notwithstanding any requirements of otherwise applicable non-bankruptcy law.

3.5.2 LIQUIDATION OF RESIDUAL ASSETS. The Debtors or the Merged Debtors, through the Designated Officers, shall continue to market and liquidate the Residual Assets, for the highest and best consideration achievable in light of the circumstances, with or without further approval of the Bankruptcy Court in accordance with the Miscellaneous Asset Sales Procedures or the Bidding Procedures. Upon the liquidation of all Residual Assets, the Cash received on account of such sale or sales, net of any amounts necessary to pay costs of the sale of such Residual Assets, to satisfy any Liens against such Residual Assets and to pay the costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of the Plan.

3.5.3 COLLECTION OF ACCOUNTS RECEIVABLE. Pursuant to the GMAC Factoring Agreement, as assumed pursuant to the Final DIP Agreement, GMAC will continue to serve as factor for the Debtors or the Merged Debtors and will remit the proceeds of the Debtors’ factored accounts receivable to the Debtors or the Merged Debtors, unless and until the Merged Debtors elect to discontinue the use of GMAC’s services under the GMAC Factoring Agreement. The Cash received from GMAC on account of such collections, net of any amounts necessary to compensate GMAC pursuant to the GMAC Factoring Agreement and to pay the costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of the Plan. To the extent accounts receivable are collected directly by the Merged Debtors, such Cash, net of applicable Reserved Funds, shall also be distributed to holders of Claims according to the terms of the Plan. Nothing in the Plan shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement.

3.5.4 DESIGNATED OFFICERS.

(a) Appointment. Pursuant to the Confirmation Order or other Order of this Bankruptcy Court, the Designated Officers shall be appointed to wind up the affairs of the Debtors or the Merged Debtors and make distributions under the Plan. The Designated Officers will be vested with the corporate power and authority that would otherwise be vested in the Debtors’ or Merged Debtors’ boards of directors and shareholders pursuant to section 303 of the Delaware Corporate Code. The Designated Officers’ appointment shall terminate upon the distribution of all the Assets and the entry of a Final Decree.

(b) The Designated Officers. From and after the Effective Date, those Persons appointed as the Designated Officers shall serve as the Designated Officers until death, resignation, or discharge. Any Designated Officer, other than the Chief Designated Officer, may resign on ten (10) business days’ notice to the Chief Designated Officer, or be removed by the Chief Designated Officer upon ten (10) business days’ notice to such Designated Officer. In the event of a vacancy in the position of the Chief Designated Officer, the Bankruptcy Court shall appoint a replacement. In the event of a vacancy in the position of any other Designated Officer, the vacancy need not be filled. The following Persons shall be the Designated Officers as of the Effective Date: (a) William F. Garrett, (b) William H. Hardman, Jr., and (c) Donald C. Walker; and the Chief Designated Officer as of the Effective Date shall be Leon Szlezinger.

(c) Responsibilities of the Designated Officers. The responsibilities of the Designated Officers under the Confirmation Order or other Order of this Bankruptcy Court and the Plan on behalf of the Merged Debtors shall include, without limitation, the following: (a) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to wind up the affairs of the Debtors; (b) the investment of the Cash; (c) the pursuit of objections to, estimations of and settlements of Claims, regardless of whether any such Claim is listed in the Schedules; (d) the prosecution, settlement or abandonment of any Cause of Action of the Estates not otherwise released under the Plan; (e) the calculation and distribution of all distributions to be made under the Plan to holders of Allowed Claims; (f) the preparation and filing of all required tax returns and operating reports and paying of taxes and all other obligations on behalf of the Estates, if any; (h) the payment of fees pursuant to 28 U.S.C. § 1930 incurred after the Effective Date until the closing of the Chapter 11 Cases; (i) such other responsibilities as may be vested in the Designated Officers pursuant to the Plan, the Confirmation Order, or other Orders, or as otherwise may be necessary and proper to carry out the provisions of the Plan; and (j) if and when appropriate, seeking entry of a Final Decree. More specifically, the respective responsibilities of the Persons serving as the Designated Officers shall include, without limitation:

i) Leon Szlezinger shall have overall authority and responsibility for all post-confirmation matters related to the Merged Debtors and shall, to the extent necessary, resolve any disagreements among the Designated Officers.

ii) William F. Garrett shall have responsibility for the winding down of the Debtors’ affairs and liquidation of the Assets and related matters, including, without limitation, negotiation of sales of Assets pursuant to the Miscellaneous Asset Sales Procedures and the Bidding Procedures provided for in the Plan and oversight of receivable collection and customer practices and relations;

iii) William H. Hardman, Jr., shall have responsibility for the management of financial and tax reporting compliance; coordination of legal and Professional information requests, compliance and related issues; and

iv) Donald C. Walker shall have responsibility for the management of operations and inventory and performance of certain financial functions.

(d) Powers of the Debtors, the Merged Debtors, and the Designated Officers. The powers of each of the Designated Officers shall include, without limitation and without further Bankruptcy Court approval, all the powers afforded a “designated officer” under section 303 of the Delaware Corporate Code, such that those actions taken by any of the Debtors or the Merged Debtors and approved by any of the Designated Officers will have the same effect as if exercised and taken by unanimous action of the directors and stockholders of the Debtors or Merged Debtors. Such powers shall expressly include, without limitation, the power to effectuate the merger of the Debtors set forth in Section 6.1 of the Plan and the power to effectuate the dissolution of the Merged Debtors, as set forth in Section 6.4.4(o) of the Plan. In the unlikely event of a disagreement on a proposed action among the Designated Officers, the Chief Designated Officer may decide the question. The Merged Debtors will retain all their rights and powers, without further order of the Bankruptcy Court, under the Bankruptcy Code and under the Delaware Corporate Code, including but not limited to each of the following:

(i) To maintain accounts, to make distributions to holders of Allowed Claims provided for or contemplated by the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate Reserved Funds;

(ii) To litigate to judgment, settle or withdraw any objection to Claims and to object to those Administrative Claims arising after December 15, 2006, but before the Confirmation Date;

(iii) To enforce the Debtors’ or Merged Debtors’ rights as related to the Pre-Confirmation Sales Orders, the Asset Purchase Agreement between Delta Mills and Fox; the Asset Purchase Agreement between Delta Mills and Greystone; and the Asset Purchase Agreement between Delta Mills and Schwarz;

(iv) To sell the Residual Assets as necessary or desirable according to the Miscellaneous Asset Sales Procedures or the Bidding Procedures;

(v) To execute any and all documents and perform any and all acts necessary and appropriate to consummate the sale of any of the Residual Assets;

(vi) To make decisions regarding the retention or engagement of Professionals, employees, independent contractors and consultants and to pay the fees and charges incurred by the Designated Officers on or after the Effective Date for fees and expenses of Professionals, disbursements, expenses or related support services relating to the winding down of the Merged Debtors and implementation of the Plan;

(vii) To (a) seek a determination of tax liability under section 505 of the Bankruptcy Code, (b) pay taxes, if any, related to the Debtors or Merged Debtors or the sale of non-Cash Assets of the Debtors or Merged Debtors, (c) file, if necessary, any and all tax and information returns, (d) make tax elections, and (e) pay taxes, if any, payable by the Estates;

(viii) To invest Cash as deemed appropriate;

(ix) To collect any accounts receivable or other claims of the Debtors or Merged Debtors or the Estates not otherwise disposed of pursuant to the Plan or the Confirmation Order;

(x) To implement and/or enforce all provisions of the Plan, including entering into any agreement or executing any document required by or consistent with the Plan and the Confirmation Order and perform all of the Debtors’ and the Merged Debtors’ obligations thereunder;

(xi) To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of their choice, any Assets that are of no benefit to the Estates;

(xii) To prosecute and/or settle and/or abandon the Causes of Action, to the extent preserved by the Plan, and exercise, participate in or initiate any such proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment (and if desired, appeal) such actions;

(xiii) To retain, or cancel and cash out (except with respect to coverage for directors and officers of the Debtors or Merged Debtors), any and all insurance policies of the Debtors or Merged Debtors providing coverage with respect to Claims and purchase or create and carry all insurance policies and pay all insurance premiums and costs the Debtors or Merged Debtors deem necessary or advisable;

(xiv) To collect, liquidate and/or distribute all Assets pursuant to the Plan and the Confirmation Order and administer the winding down of the Debtors’ or Merged Debtors’ affairs;

(xv) To dissolve, without any further board of director, stockholder, or other approval, and without compliance with any requirements of otherwise applicable non-bankruptcy law, the Merged Debtors at any time after the Final Distribution Date;

(xvi) To take any and all actions necessary to effect the merger of the Debtors and/or the dissolution of the Merged Debtors;

(xvii) To take all other actions not inconsistent with the provisions of the Plan which the Debtors or Merged Debtors deem reasonably necessary or desirable with respect to administering the Plan; and

(xviii) To exercise such other powers as may be vested in or assumed by the Debtors or the Merged Debtors pursuant to the Plan, the Confirmation Order, other Orders or as may be necessary and proper to carry out the provisions of the Plan.

(e) Liability of Designated Officers.

(i) Standard of Care; Exculpation. In addition to the exculpation provided under the Plan, no Designated Officer shall be personally liable in connection with affairs of the Merged Debtors to any holder of a Claim or Interest, or to the Debtors or Merged Debtors, or any other Person, except for any acts or omissions of that Designated Officer as shall constitute fraud, willful misconduct or gross negligence. Every act done, power exercised or obligation assumed by the Designated Officer(s) pursuant to the provisions of the Plan or the Confirmation Order shall be held to be done, exercised or assumed, as the case may be, by the Merged Debtors acting in a fiduciary capacity and not otherwise, and every Person contracting or otherwise dealing with the Designated Officers shall look only to the Assets of the Merged Debtors for payment under such contract or payment of any money that may become due or payable under any obligation arising under the Plan or the Confirmation Order, in whole or in part, and the Designated Officers shall not be individually liable therefor.

(ii) Indemnification. Except as otherwise set forth in the Plan or the Confirmation Order, the Designated Officers shall be defended, held harmless and indemnified from time to time by the Merged Debtors against any and all losses, Claims, costs, expenses and liabilities (including reasonable attorneys’ fees, disbursements and related expenses) to which the Designated Officer(s) may be or become subject by reason of such Designated Officer’s execution in good faith of his duties pursuant to the discretion, power and authority conferred on such person by the Plan or the Confirmation Order; provided, however, that the indemnification obligation arising pursuant to this Article shall not indemnify any Designated Officer for any actions taken by such Designated Officer that constitute bad faith, willful misconduct, gross negligence, willful disregard of his duties or willful material breach of the Plan or the Confirmation Order or any other form of personal liability not incurred in the Designated Officer’s capacity as the Designated Officer under the Plan. Satisfaction of any obligation of the Merged Debtors arising pursuant to the terms of this Article shall be payable only from the Assets of the Merged Debtors, and may be advanced prior to the conclusion of such matter, and such right to payment shall be prior and superior to any other rights to receive a distribution of the Assets of the Merged Debtors.

(iii) Reliance by Designated Officers on Documents, Mistake of Fact or Advice of Counsel. Except as otherwise provided in the Plan or the Confirmation Order, a Designated Officer may rely, and shall be protected from liability for acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Designated Officer to be genuine and to have been presented by an authorized party. Also, a Designated Officer shall not be liable if he or she acts based on a mistake of fact before having actual knowledge of any event. A Designated Officer shall not be liable for any action taken or sufferance by the Designated Officer in reasonably relying upon the advice of counsel or other Professional engaged by the Merged Debtors in accordance with the Plan or the Confirmation Order.

(iv) Insurance. The Designated Officers may purchase errors and omissions insurance with regard to any liabilities, losses, damages, Claims, costs and expenses they may incur, including but not limited to attorneys’ fees, arising out of or due to their actions or omissions or consequences of such actions or omissions, other than as a result of their willful misconduct or fraud, with respect to the implementation and administration of the Plan or the Confirmation Order.

(f) Compensation of the Designated Officers. From and after the Effective Date, and unless otherwise provided pursuant to Final Order of the Bankruptcy Court, the Designated Officers shall be compensated for their services rendered to the Merged Debtors as set forth below and shall be entitled to reimbursement of expenses incurred:

i. Chief Designated Officer: __________________________

ii. William F. Garrett: $240.00 per hour

iii. William H. Hardman, Jr.: $89.00 per hour

iv. Donald C. Walter: $81.00 per hour

(g) Termination of the Designated Officers’ Appointment. The Designated Officers’ appointment shall terminate upon the distribution of all of the Assets in accordance with the terms of the Plan and the entry of a Final Decree.

3.5.5 UNCLAIMED PROPERTY. The Debtors or the Merged Debtors shall establish the Unclaimed Property Reserve for all Unclaimed Property. Such Unclaimed Property shall be held in the Unclaimed Property Reserve for a period of sixty (60) days from the date of attempted distribution of such property for the holders of Allowed Claims entitled thereto under the terms of the Plan and the Confirmation Order. Once a distribution to Creditors under the Plan becomes Unclaimed Property, the Merged Debtors shall, subject to the limitations set forth in the Plan, (a) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders which have failed to claim such Unclaimed Property; and (b) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation of proper proof by such holder of its entitlement thereto. After the expiration of such sixty (60) day period, the holders of Allowed Claims theretofore entitled to such Unclaimed Property shall cease to be entitled thereto and shall be entitled to no further distribution under the Plan, and such Claims for the Unclaimed Property shall be deemed disallowed in their entirety and the funds shall be redistributed to the other holders of Allowed Claims in accordance with the terms of the Plan and the Confirmation Order. Such funds shall not be subject to the escheat laws of any state.

3.5.6 SALE FREE AND CLEAR OF LIENS. Unless otherwise agreed by the Debtors or the Merged Debtors and the transferee of a particular Asset in writing, the sale or other disposition of any Assets by the Debtors or the Merged Debtors in accordance with the Plan, the Confirmation Order, the Bidding Procedures, and/or the Miscellaneous Asset Sales Procedures after the Effective Date shall, pursuant to applicable law, including without limitation sections 105, 363, 365, 1123, 1129, 1141, 1142, and 1146(c) of the Bankruptcy Code, be free and clear of any and all Liens, Claims, Interests and encumbrances.

3.5.7 TRANSFER TAXES. Any transfer of all or any portion of the Assets pursuant to the Plan shall constitute a “transfer under a plan” within the purview of section 1146(a) of the Bankruptcy Code and shall not be subject to any stamp tax or similar tax.

3.5.8 AVOIDANCE ACTIONS AND CAUSES OF ACTION. As of the Effective Date, the exclusive right to pursue, waive or release any existing or potential Avoidance Actions and Causes of Action, to the extent not waived or released by the Plan or not otherwise waived or released by the Debtors or the Merged Debtors pursuant to any Final Order, shall be reserved to the Merged Debtors.

3.5.9 EFFECTIVE DATE.  On the Effective Date, the Merged Debtors, through their Designated Officers, as agent thereof, shall have the rights and powers set forth in the Plan in order to carry out and implement the purposes and intent of the Plan.

3.5.10 RECORDS.  The Designated Officers shall maintain all originals and/or copies of available documents and business records of the Merged Debtors, to the extent they exist and are in the Merged Debtors’ possession, until the earlier of: (a) the entry of a Final Decree; or (b) six years from the filing of the Debtors’ final tax returns. Thereafter, said records may be destroyed or otherwise disposed without further notice or Bankruptcy Court approval. If the Designated Officers seek to destroy or otherwise dispose of any records of the Estates prior to the time periods set forth in the Plan, the Designated Officers shall be entitled to do so upon an Order obtained on motion on twenty (20) days notice to the Debtors’ Bankruptcy Rule 2002 service list or such shortened notice as approved by the Bankruptcy Court.

3.5.11 RESIGNATION OF DIRECTORS AND OFFICERS. On the Effective Date, after the appointment of the Designated Officers, the respective members of the Debtors’ boards of directors and the officers of the respective Debtors shall be deemed to have resigned.

3.6 FUNDING AND DISBURSEMENTS.

3.6.1 NO DISBURSING AGENT. The Merged Debtors shall make all distributions under the Plan on account of Allowed Claims against the Debtors. On the Initial Distribution Date, which is the Effective Date or as soon thereafter as reasonably practicable, the Merged Debtors shall make distributions on account of Allowed Administrative Claims, Allowed Class 1 - GMAC Claims, Allowed Class 2 - General Secured Claims, Allowed Class 3 - Priority Claims, Allowed Class 4 - Reclamation Claims, and Allowed Class 5 - Convenience Claims directly to the holders of such Claims. All other distributions or payments under the Plan shall be made by the Merged Debtors pursuant to the terms of the Plan and the Confirmation Order. The Merged Debtors shall not be required to give any bond or surety for the performance of their duties.

3.6.2 RESERVES - PAYMENT OF DISPUTED CLAIMS.  The Reserved Funds, including the Administrative Claim Reserve and the Disputed Claims Reserve, shall be segregated and held by the Merged Debtors on and after the Effective Date for, among other things, the payment of the portion of the Allowed Administrative Claims and Allowed Professional Fee Claims for which allowance by the Bankruptcy Court is pending or which are Disputed Claims. If an Administrative Claim or Professional Fee Claim for which allowance is pending becomes an Allowed Claim, such Claim shall be paid by the Merged Debtors from the Reserved Funds within twenty (20) days thereafter and to the extent that any such pending Administrative Claim or Professional Fee Claim becomes an Allowed Claim. If a portion of an Administrative Claim or a Professional Fee Claim is a Disputed Claim, the disputed portion of such Administrative Claim or Professional Fee Claim shall be paid in full in the same manner as provided in this Article 7 with respect to Allowed Administrative Claims and Professional Fee Claims within twenty (20) days after and to the extent that such Disputed Claim becomes an Allowed Administrative Claim or an Allowed Professional Fee Claim, as the case may be. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Disputed Claims Reserve shall be reduced accordingly.

3.6.3 CASH PAYMENTS. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Merged Debtors shall determine in their sole discretion.

3.6.4 SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Merged Debtors to make payments pursuant to the Plan to holders of Allowed Claims against the Debtors shall be obtained from (a) Cash balances of the Estates, including Cash from any and all sales of Assets and (b) the liquidation of the remaining non-Cash Assets.

3.6.5 DISTRIBUTION FOR ALLOWED CLAIMS. Except as otherwise provided in the Plan, the Confirmation Order, or as otherwise ordered by the Bankruptcy Court, distributions to holders of Allowed Claims shall be made on the Initial Distribution Date, or if Allowed after the Effective Date, on the next Distribution Date. Any payment or distribution required to be made under the Plan that falls on a date that is not a Business Day shall be made on the next succeeding Business Day. Subsequent distributions after the Initial Distribution to Allowed Class 6 Claims shall be made when the Merged Debtors determine, in their sole discretion, that they hold enough Cash, net of applicable Reserved Funds, to justify making another distribution to holders of Allowed Class 6 Claims.

(a) Delivery of Distributions to Holders of Allowed Claims. Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedules unless such addresses are superseded by proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if the Merged Debtors have been notified in writing of a change of address. If the distribution to any holder of an Allowed Claim is returned to the Merged Debtors as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in the Unclaimed Property Reserve and otherwise treated in accordance with Section 6.5 of the Plan.

(b) Delivery of Distribution to Holders of Senior Note Claims. Distributions to holders of Senior Note Claims shall be made to the address of the Indenture Trustee, regardless of whether a proof of Claim is filed by a holder of a Senior Note Claim. The Indenture Trustee shall be responsible for remitting the distributions to holders of Senior Note Claims, which shall occur within ten (10) days of receipt of the distributions by the Indenture Trustee or as soon thereafter as reasonably practicable.

3.6.6 DISTRIBUTIONS BY THE MERGED DEBTORS. After the Initial Distribution, the Merged Debtors shall not be obligated to make a distribution that would impair their ability to pay expenses incurred or reasonably expected to be incurred.

3.6.7 FRACTIONAL DOLLARS: DE MINIMIS DISTRIBUTIONS, RESIDUAL ASSETS. Notwithstanding any other provision of the Plan, the Merged Debtors shall not be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding down of such fraction to the nearest whole dollar. In addition, the Merged Debtors shall not be required to make any distribution, except with respect to Class 5 Convenience Claims, in an amount less than $50.00. To the extent that such a distribution shall be called for as part of any interim distribution, the Merged Debtors shall establish a reserve for all distributions in the amount of less than $50.00 and shall, when and if the holder of a Claim is entitled to a distribution of $50.00 or more, make such a distribution at such time. The Merged Debtors shall not be required to make any Final Distribution of less than $50.00, and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims, in accordance with the terms of the Plan and the Confirmation Order.

3.6.8 FULL AND FINAL SATISFACTION. All payments and distribution hereunder shall be in full and final satisfaction, settlement and release of all Claims, except as otherwise provided in the Plan.

3.6.9 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

3.7 EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

3.7.1 Executory Contracts and Unexpired Leases. Except as otherwise provided in the Plan or the Confirmation Order, effective upon the date of Confirmation of the Plan, all Executory Contracts which have not otherwise been rejected by the Debtors prior to the Effective Date are hereby rejected under the Plan, except: (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed by Order entered before the Confirmation Date and not subsequently specifically rejected pursuant to an Order; (c) any Executory Contract set forth on Exhibit B of the Plan, which shall be deemed rejected by the Merged Debtors on the date set forth on Exhibit B of the Plan, and (d) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within thirty (30) days of any such determination. Any Order entered after the Confirmation Date, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such Order were entered prior to the Confirmation Date.

3.7.2 Rejection Damage Claims. Persons who are parties to Executory Contracts that are rejected and who claim damages by reason of such rejection shall become holders of Class 6 - General Unsecured Claims and shall be treated in the same manner as other holders of Class 6 - General Unsecured Claims. ALL REJECTION DAMAGE CLAIMS SHALL BE FILED ON OR BEFORE THE LATER OF (A) THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF ANY REJECTION OF SUCH EXECUTORY CONTRACT, INCLUDING THE EFFECTIVE DATE OF REJECTION FOR CONTRACTS LISTED ON EXHIBIT B OF THE PLAN, OR (B) THE APPLICABLE BAR DATE, OR SHALL BE FOREVER BARRED.

3.7.3 Objections to Rejection Damage Claims.  Objections to Rejection Damage Claims shall be filed by the Debtors or the Merged Debtors with the Bankruptcy Court prior to the later of (i) the Claims Objection Deadline and (ii) thirty (30) days after the filing of any such Rejection Damage Claim. Said objections shall be served upon the holder of the Rejection Damage Claim to which such objection is made.

3.7.4 Indemnification Obligations. Any and all indemnification obligations of the Debtors shall be rejected as of the Effective Date of the Plan, to the extent executory, other than (a) those indemnification obligations arising under the respective Debtors’ articles or certificate of incorporation or bylaws, (b) those indemnification obligations arising under applicable corporate law and (c) those indemnification obligations provided for by the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, including but not limited to those obligations set forth in Section 6.4.5.2 of the Plan.

3.8 DEBTORS’ CONTINUED EXISTENCE AFTER CONFIRMATION.

3.8.1 WIND-UP OF AFFAIRS.  Subsequent to the Effective Date, the Designated Officers shall wind up the affairs of the Merged Debtors. Any of the Designated Officers may dissolve the Merged Debtors at any time after the Final Distribution Date.

3.9 RESOLUTION OF CLAIMS.

3.9.1 BAR DATES.

(a) The First Bar Date Order. As fixed by the First Bar Date Order, the Bar Date is February 1, 2007, at 4:00 p.m. (ET) for Claims arising prior to the Petition Date and Administrative Claims that arose prior to December 15, 2007, provided, however, the Bar Date for governmental units, as set forth in section 101(27) of the Bankruptcy Code, is April 11, 2007, at 4:00 p.m. (ET). In addition, the First Bar Date Order allows for the fixing of a special Bar Date for certain creditors in the event such creditors are given notice of the Bar Date at a later date. Special Bar Dates of April 9, 2007, and April 11, 2007, were established for certain workers’ compensation claimants.

(b) The Second Bar Date Order. Pursuant to the Second Bar Date Order, the Bar Date for those Administrative Claims that arose after December 15, 2006, through the Confirmation Date shall be twenty (20) days after the Confirmation Date.

(c) Bar Dates for Executory Contracts and Unexpired Leases. Pursuant to the First Bar Date Order, Claims related to the rejection of any executory contract or lease shall have thirty (30) days after the entry of an order authorizing the Debtors’ rejection of such contract or lease or, with respect to any executory contract or unexpired lease rejected pursuant to the Rejection Procedures Order, the later of (i) the Bar Date established by the First Bar Date Order and (ii) thirty (30) days after the effective date of the rejection pursuant to the Rejection Procedures Order in which to file a proof of Claim for damages related to such rejection. As set forth in Section 8.2 of the Plan, a Claim arising from any rejection of an executory contract or unexpired lease that is effectuated through the Plan must be filed on or before thirty (30) days after the effective date of such rejection or shall be forever barred.

3.9.2 FAILURE TO FILE PROOF OF CLAIM. Except as otherwise provided in the Plan or the Confirmation Order, the holder of a Claim that HAS NOT FILED a proof of Claim in accordance with the Bar Date Orders shall be barred from participating in the Plan or obtaining a distribution hereunder unless the Claim is an Allowed Claim listed in the Schedules and, if such holder of a Claim holds a prepetition Claim, such holder shall be barred from voting to accept or reject the Plan.

3.9.3 OBJECTIONS TO CLAIMS.  As of the Effective Date, the exclusive right to object to the allowance of any Claim (to the extent the Claims Objection Deadline has not passed) is hereby reserved to the Merged Debtors. Unless otherwise ordered by the Bankruptcy Court, objections to Claims may be litigated to judgment, settled or withdrawn, as determined by the Merged Debtors in their sole discretion.

3.9.4 CLAIMS OBJECTION DEADLINES.  For those Claims subject to the Bar Date of February 1, 2007, the Claims Objection Deadline shall be one Business Day prior to the date on which the Bankruptcy Court enters an Order approving the Disclosure Statement. For those Claims subject to any subsequently occurring Bar Dates, the Claim Objection Deadline shall be thirty (30) days after the applicable Bar Date. With respect to any Claim filed after the applicable Bar Date, the Claims Objection Deadline shall be thirty (30) days after such Claim is filed.

3.9.5 DISPUTED CLAIMS.  Distributions shall not be made with respect to any Disputed Claim until Allowed by a Final Order. The Merged Debtors may establish the Disputed Claims Reserve upon the availability of funds (and, if necessary, subsequently increase the Disputed Claims Reserve from time to time) by reserving a percentage in cash (the “Reserve Percentage”) of the estimated amount, based upon the good faith estimation of the Debtors or the Merged Debtors, of all such Disputed Claims equal to the anticipated Distribution Percentage for similarly classified Claims or as otherwise ordered by the Bankruptcy Court. Without further Order, the Merged Debtors may eliminate the portion of the Disputed Claims Reserve attributable to any Claim upon its disallowance or other resolution and may, if necessary, increase the Disputed Claims Reserve from time to time. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Disputed Claims Reserve shall be reduced accordingly.

3.10 THE CREDITORS’ COMMITTEE.

3.10.1 DISSOLUTION OF CREDITORS’ COMMITTEE. From and after the Effective Date, the Creditors’ Committee shall be dissolved and shall have no further rights or obligations and the appointments of its members shall be terminated.

3.11 VESTING OF ASSETS.

Except as otherwise explicitly provided in the Plan, on the Effective Date all of the Assets comprising the Estates shall revest in the Merged Debtors to the same extent such Assets were held by the Estates, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of Creditors and Interest holders (other than as expressly provided in the Plan). As of the Effective Date, the Merged Debtors may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by the Plan and the Confirmation Order and without further notice or Bankruptcy Court approval.

3.12 CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN.

3.12.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an Order finding that the Disclosure Statement contains adequate information with the meaning of section 1125 of the Bankruptcy Code and (b) the entry of a Confirmation Order in a form and substance reasonably acceptable to the Debtors.

3.12.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date, each of which must be waived or satisfied in accordance with the Plan:

(i) The Confirmation Order shall have been entered and become enforceable pursuant to Bankruptcy Rule 7052 and shall not be the subject of a stay under Bankruptcy Rule 7062 and shall authorize and direct the Merged Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

(ii) All Plan exhibits shall be in a form and substance reasonably acceptable to the Debtors and shall have been executed and delivered (to the extent applicable); and

(iii) All actions, documents and agreements necessary to implement the Plan (to the extent required to be accomplished as of the Effective Date) shall have been effectuated or executed.

3.12.3 WAIVER OF CONDITIONS. Each of the conditions set forth in the Plan may be waived in whole or in part by the Debtors, without any other notice to parties in interest or the Bankruptcy Court and without hearing. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

3.13 EFFECT OF PLAN CONFIRMATION.

3.13.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors and the Merged Debtors, all present and former holders of Claims and Interests, and their respective personal representatives, heirs, successors and assigns.

3.13.2 AVOIDANCE ACTIONS AND OTHER CAUSES OF ACTION. All Avoidance Actions, all Claims relating to post-Petition Date transactions under section 549 of the Bankruptcy Code, and all transfers recoverable under section 550 of the Bankruptcy Code are hereby waived and released as of the Effective Date, except to the extent that (a) an Avoidance Action is listed as preserved on Exhibit C of the Plan or (b) they may be asserted as defenses, setoffs, counterclaims, or as a bar to distribution under section 502(d) with respect to any Claim that would otherwise receive a distribution under the Plan.

3.13.3 EXCULPATION AND LIMITATION OF LIABILITY. None of the Debtors, the Merged Debtors, the Designated Officers, or the Exculpated Persons shall have or incur any liability to any Person for any act or omission on or after the Petition Date in connection with, related to, or arising out of the Chapter 11 Cases, including but not limited to all postpetition negotiations and/or sales of Assets and Residual Assets, the preparation, filing, negotiation, or formulation of the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the preparation, filing, negotiation, or formulation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the implementation or administration of the Plan or the property to be distributed under the Plan, except for fraud or willful misconduct, and any claim or cause of action relating to such act or omission shall be deemed released, except for: (i) any claim or cause of action against any Exculpated Person arising from the fraud or willful misconduct of that Exculpated Person or (ii) any claim or cause of action against any Professional arising from the gross negligence of that Professional. In all respects, the Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in the Plan shall, or shall be deemed to, release, affect, or limit any of the rights and obligation of the Exculpated Persons from, or exculpate the Exculpated Persons with respect to, any of the Exculpated Persons’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

3.13.4 INJUNCTION. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against any of the Debtors or Interest in any of the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Merged Debtors, the Designated Officers, the Exculpated Persons, the Assets or the Residual Assets on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to any of the Debtors; or (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

3.13.5 RELEASES BY DEBTORS. Except to the extent reserved on Exhibit C to the Plan, or as otherwise provided in the Plan or Confirmation Order, pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and applicable law, as of the Effective Date, in exchange for good and valuable consideration, each of the Debtors and the Estates shall unconditionally release, and hereby are deemed to have waived and released unconditionally, each of the Debtors and the current and former officers and directors of each Debtor, the Designated Officers, the Exculpated Persons, and GMAC from any and all Causes of Action and assertable Claims, debts, obligations, demands, liabilities, suits, judgments, damages, and rights, whatsoever (other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way related to any of the Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, any prepetition act or omission and/or the negotiation and sales of any of the Debtors’ Assets; provided, however, that this provision shall not operate as a waiver or release of any right that any party in interest may have to object to any Claim or any Interest and shall not otherwise operate as a waiver or release of any objection to Claims or Interests pending as of the Effective Date, regardless of whether such objection was brought by the Debtors or any other party in interest.

3.13.6 RELEASES BY CERTAIN HOLDERS OF CLAIMS. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, each holder of a Claim who voted in favor of the Plan shall be deemed to unconditionally release and forever waive all Claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights and causes of action, whosoever, other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, event, or other occurrence respecting any of the Debtors or their Estates, or in connection with the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation and/or sales of any of the Debtors’ Assets, or for any act or omission that occurred or could have occurred on or prior to the Effective Date against any of (a) the Debtors or the Merged Debtors, (b) the Creditors’ Committee, except for any claim arising from gross negligence or willful misconduct, (c) each member of the Creditors’ Committee, except for any claim arising from gross negligence or willful misconduct, (d) the current or former officers, directors, and employees of any of the Debtors or the Merged Debtors; (e) the Designated Officers; and (f) the Exculpated Persons. For the avoidance of doubt, nothing in the Plan or the Disclosure Statement shall affect the right to receive a distribution under the Plan of any Creditor or Interest holder who votes to reject the Plan or who fails to vote on the Plan or who otherwise objects to the Plan.

3.13.7 SUBSTANTIAL CONTRIBUTION OF DEBTORS’ OFFICERS. William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, officers of each of the Debtors (collectively, the “Officers”), have served during the Debtors’ Chapter 11 Cases as officers of the Debtors and shall serve, as of the Effective Date, as Designated Officers of the Merged Debtors as set forth in the Plan. In such capacities, each of the Officers has made, and will continue to make, substantial contributions to the success of the Debtors’ Chapter 11 Cases. Such contributions serve as consideration for the releases and injunctions which benefit, among other persons, the Officers, as set forth in Sections 14.3, 14.4, 14.5 and 14.6 of the Plan.

3.13.8 SENIOR NOTES AND INDENTURE.

(a) Indenture. The Merged Debtors shall have no obligation under the Indenture or the Senior Notes from and after the Effective Date except for the obligation to make distributions to the Indenture Trustee with respect to Senior Note Claims.

(b) Indenture Trustee’s Charging Lien. The right of the Indenture Trustee to (a) be paid as contemplated by the Indenture, (b) assert a Lien against distributions to holders of Senior Note Claims (the “Charging Lien”), and (c) be indemnified under the Indenture, and, to the maximum extent thereunder or under the Plan, to be released from liability, shall continue after the Effective Date.

(c) Payment of the Indenture Trustee’s Fees. The Indenture Trustee’s reasonable documented fees and expenses, as contemplated by the Indenture, shall be paid, up to an aggregate of $100,000.00, by the Merged Debtors as an Administrative Expense on the Effective Date, provided, however, that any dispute as to the amount of those fees may be presented to the Bankruptcy Court for resolution.

3.14 MISCELLANEOUS.

3.14.1 PAYMENT OF U.S. TRUSTEE’S FEES.  All fees payable pursuant to 28 U.S.C. § 1930 incurred after the Effective Date shall be paid by the Merged Debtors when due until the entry of a Final Decree closing the Chapter 11 Cases.

3.14.2 NO ADMISSION AGAINST INTEREST.  Neither the filing of the Plan, the Disclosure Statement, nor any statement contained herein or therein, is or shall be deemed an admission against interest. In the event that the Plan is not consummated, neither the Plan, the Disclosure Statement nor any statement contained herein or therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court against the Debtors or any of their respective former or present officers, directors or Interest holders.

3.14.3 POST-CONFIRMATION NOTICE. Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon the Designated Officers, counsel for the U.S. Trustee’s Office, counsel to the Merged Debtors, and all persons on the Debtors’ Bankruptcy Rule 2002 service list. With the exception of the Merged Debtors and the United States Trustee, any Person desiring to remain on the Bankruptcy Rule 2002 service list in these Chapter 11 Cases shall be required to file a request for continued service and to serve such request upon counsel to the Merged Debtors within thirty (30) days subsequent to the Effective Date. Persons shall be notified of such continued notice requirements in the notice of entry of the Confirmation Order. Persons who do not file a request for continued service as set forth in the Plan shall be removed from the Bankruptcy Rule 2002 service list.

3.14.4 PLAN MODIFICATION.  The Plan may be altered, amended or modified before or after the Confirmation Date in accordance with section 1127 of the Bankruptcy Code.

3.14.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or liquidation. If the Debtors revoke or withdraw the Plan or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption or rejection of Executory Contracts affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in, any of the Debtors or any other person; (ii) prejudice in any manner the rights of any of the Debtors or any other Person; or (iii) constitute an admission of any sort by any of the Debtors or any other such Person.

3.14.6 SETOFF AGAINST CLAIMS. The Debtors or the Merged Debtors may set off against any Claim, and the payments made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that any of the Debtors may have against the holder of the Claim, but neither the failure to do so nor the allowance of such Claim shall constitute a waiver or release by the Debtors of any claims or rights against the holder of the Claim. Any payment in respect of a disputed, unliquidated or contingent Claim shall be returned promptly to the Merged Debtors in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims. Confirmation of the Plan shall bar any right of setoff claimed by a Creditor unless such Creditor filed, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right. All defenses of any of the Debtors or the Merged Debtors with respect to any such motion are hereby preserved.

3.14.7 FURTHER ACTION.  The Debtors or the Merged Debtors are authorized to take any action necessary or appropriate to execute the provisions of the Plan.

3.14.8 PROFESSIONAL FEE CLAIM BAR DATE. Any and all applications for the final allowance of Professional Fee Claims shall be filed with the Bankruptcy Court and served upon counsel to the Merged Debtors, counsel to the Creditors’ Committee, the U.S. Trustee, the Designated Officers, and all parties on the Debtors’ Bankruptcy Rule 2002 service list on or before the date which is thirty (30) days after the Effective Date. From and after the Effective Date, the Merged Debtors shall be entitled to pay any and all professional fee claims of the Professionals of the Merged Debtors for services rendered after the Effective Date without the need for submission of an application for such fees under section 330 of the Bankruptcy Code or further Order of the Bankruptcy Court.

3.14.9 SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors or the Merged Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

3.14.10 CRAMDOWN. To the extent any Impaired Classes of Claims or Interest holders entitled to vote on the Plan votes to reject the Plan, the Debtors reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).

3.15 RETENTION OF JURISDICTION.

Notwithstanding Confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i) To determine the allowability, classification or priority of Claims upon objection by the Debtors, the Merged Debtors, or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

(ii) To issue injunctions or take such other actions or make such other Orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other Order, and to issue such Orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to in the Plan;

(iii) To protect the Assets of the Debtors, the Merged Debtors and the Estates from Claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interests or encumbrances on any property of the Debtors or the Merged Debtors;

(iv) To determine any and all applications for allowance of Professional Fee Claims and any dispute related to Professional Fee Claims of the Professionals of the Merged Debtors arising after the Effective Date;

(v) To the extent necessary or desirable, to determine any Priority Wage Claims, Priority Employee Benefit Claims, Priority Tax Claims, Administrative Claims, or any other request for payment of Claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi) To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the Confirmation Order and the making of distributions hereunder;

(vii) To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts;

(viii) To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(ix) To enter a Final Decree closing the Chapter 11 Cases;

(x) To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi) To issue such Orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii) To the extent necessary or desirable, to determine any state, local and federal tax liability pursuant to sections 346, 505 and 1146 of the Bankruptcy Code;

(xiii) To enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xiv) To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xv) To resolve any dispute or matter arising under or in connection with any Order;

(xvi) To authorize sales of Assets as necessary or desirable and resolve objections, if any, to such sales;

(xvii) To hear and resolve Causes of Action and Avoidance Actions, if any;

(xviii) To resolve any disputes concerning any release of a non-debtor hereunder or the injunction against acts, employment of process or actions against such non-debtor arising hereunder;

(xix) To the extent necessary or desirable, to approve any distributions, or objections thereto, under the Plan;

(xx) To approve any Claims settlement entered into or offset exercised by the Debtors or the Merged Debtors for which such approval is sought;

(xxi) To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtors; and

(xxii) To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

4.	FEASIBILITY.

4.1 FINANCIAL FEASIBILITY ANALYSIS.

4.1.1 BANKRUPTCY CODE STANDARD. The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by further financial reorganization of the Debtors unless contemplated by the Plan.

4.1.2 NO NEED FOR FURTHER REORGANIZATION OF DEBTORS. The Plan provides for the liquidation or distribution of all of the Debtors’ Assets. Accordingly, the Debtors believe that all Plan obligations will be satisfied without the need for further reorganization of the Debtors.

5.	ALTERNATIVES TO PLAN.

5.1 CHAPTER 7 LIQUIDATION.

5.1.1 BANKRUPTCY CODE STANDARD. Notwithstanding acceptance of the Plan by each Impaired Class, in order to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such Impaired Class who has not voted to accept the Plan. Accordingly, if an Impaired Class does not vote unanimously to accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such Impaired Class a recovery on account of the Class member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such Class member would receive if the Debtors were liquidated under Chapter 7.

5.1.2 PLAN IS IN THE BEST INTERESTS OF CREDITORS. The Debtors believe that the Plan satisfies the best interests test, because, among other things, the recoveries expected to be available to holders of Allowed Claims under the Plan will be greater than the recoveries expected to be available under a Chapter 7 liquidation.

In a typical Chapter 7 case, a trustee is elected or appointed to liquidate a debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estate after satisfaction of secured creditors’ claims from their collateral, administrative expenses are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

Certain of the Debtors’ Assets have been liquidated pursuant to the Pre-Confirmation Sale Orders during the Chapter 11 Case. Although the Plan effects a liquidation of the Debtors and a Chapter 7 liquidation would have the same goal, the Debtors believe that the Plan provides a more efficient vehicle to accomplish this goal and make distributions to Creditors in a timely manner.

Liquidating the Estates under a Chapter 7 liquidation would require the appointment of a Chapter 7 trustee. The Chapter 7 trustee, who is entitled to a statutorily authorized commission, and the retention by the Chapter 7 trustee of professionals such as legal counsel and financial advisors would increase the operating costs associated with the Chapter 7 liquidation of the Estate. A Chapter 7 trustee would not have the benefit of the historical and institutional knowledge of the Debtors’ professionals to (a) resolve the Disputed Claims efficiently and (b) pursue the Causes of Action and the Avoidance Actions, if any, effectively. The Debtors also believe that the distributions would occur in a shorter time period under the Plan than in a Chapter 7 liquidation. A Chapter 7 trustee, once appointed, and any professionals retained by the Chapter 7 trustee, would need time to gain familiarity with the Debtors and the Creditors, thus delaying the initial distribution to Creditors. Under the Plan, the Debtors anticipate that the Initial Distribution will occur on the Effective Date or as soon thereafter as reasonably practicable.

Accordingly, the Debtors believe that the Plan is in the best interests of Creditors.

5.2 CONTINUATION OF THE BANKRUPTCY CASEs.

If the Debtors remain in Chapter 11, they can continue to manage their property as a debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. The Debtors are not a going concern.

5.3 ALTERNATIVE PLAN(S).

If the Plan is not confirmed, the Debtors could attempt to formulate and propose a different liquidation plan. The Debtors believes that the Plan, as described herein, enables holders of Claims to realize the greatest possible value under the circumstances and that, as compared to any alternative plan, the Plan has the greatest chance to be confirmed and consummated.

In order to effect a quick and efficient liquidation of the Estates, the Plan provides for the collection and sale of the Debtors’ Assets as quickly as reasonably possible, with a view to speed of distributions to Creditors. The same considerations underlie the Plan’s release of Avoidance Actions and other Claims that could delay the distribution process and incur unnecessary Administrative Expenses.

6. RISK FACTORS.

Holders of Claims who are entitled to vote on the Plan should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement, before deciding whether to vote to accept or reject the Plan.

6.1 Certain Bankruptcy Considerations.

Even if all Impaired voting Classes vote to accept the Plan and, with respect to any Impaired Class deemed to have rejected the Plan, the requirements for “cramdown” are met, the Court may exercise substantial discretion and may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet such requirement, there can be no assurance that the Court will reach the same conclusion.

6.2 Claims Estimation.

There can be no assurance that the estimated amounts of Claims set forth in this Disclosure Statement and the accompanying Liquidation Analysis, attached hereto as Exhibit B, are correct, and the actual allowed amounts of Claims may differ from those estimates. The estimated amounts are subject to various uncertainties, assumptions, and unforeseen circumstances, including, without limitation, the following:

6.2.1 BAR DATES.

The Debtors believe that all known claimants have been provided with actual notice of the Chapter 11 Cases and the claimants’ applicable Bar Date. Further, the Debtors believe they have provided adequate publication notice. However, other Claimants may file proofs of claim after the filing of the Plan and this Disclosure Statement, and the Bankruptcy Court may deem such Claims to be timely filed in certain circumstances. This Disclosure Statement does not and cannot reflect any liability for such late-filed Claims. In the event such proofs of claim are filed and the Claims are allowed, the Claims amounts assumed in this Disclosure Statement may change materially.

6.2.2 ENVIRONMENTAL CLAIMS.

As of the date of this Disclosure Statement, the South Carolina Department of Health and Environmental Control (the “DHEC”) filed a claim after the applicable Bar Date for governmental units in an amount of $2,908,925.00. The claim alleges environmental contamination at the Debtors’ former Delta 2 and Delta 3 Plants, which were sold to Schwarz Wallace, LLC, as approved by a Pre-Confirmation Sale Order. The Debtors do not believe they have any liability on account of the DHEC Claim and intend to vigorously dispute this claim. However, there can be no assurance that the Debtors will be successful in their objection to the DHEC Claim and, depending on the outcome of such objection, the DHEC Claim may require reserves that could delay significantly the Initial Distribution and/or significantly reduce the distribution to Holders of Allowed Class 6 Claims.

Delta Mills currently owns real estate in Greenville County, South Carolina, at the location of its Beattie Plant, and real estate in Florence County, South Carolina, at the location of its Pamplico Plant. Delta Mills is not aware of any environmentally related condition at either of these properties that should have a material adverse effect on either property’s marketability. Delta Mills cannot be certain, however, that any further investigation will not reveal an environmentally related condition. Any such condition could, depending on the circumstances, have a material adverse effect on the value or marketability of the relevant property.

The Debtors believe all applicable government agencies received notice of the commencement of the Chapter 11 Cases and the applicable Bar Date, and environmentally related Claims, to the extent such Claims, if any, have not already been filed, should be barred under the Bar Date Orders.

6.2.3 RECLAMATION CLAIMS.

The Debtors filed the Debtors’ Second Omnibus Objection (Substantive) to Certain Reclamation Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure on April 13, 2007 (D.I. 406) (“Objection to Reclamation Claims”). The outcome of this objection could have a significant impact on the Cash available for distribution to holders of General Unsecured Claims.

6.2.4 CLAIMS RELATED TO HEALTH INSURANCE/GROUP INSURANCE.

Delta Mills was self-insured with respect to obligations under its employee group health insurance plan (the “Health Insurance Plan”). Delta Mills terminated the Health Insurance Plan as of December 2, 2006.

Funds are currently on deposit with Blue Cross/Blue Shield, administrator of the Health Insurance Plan, to pay health insurance claims that arose prior to the Health Insurance Plan’s termination. The Debtors believe that these funds will be sufficient to cover all claims that may be made under the Health Insurance Plan; however, Delta Mills cannot be certain that the amounts will be sufficient.

Pursuant to the Amended Order Under 11 U.S.C. §§ 105(a), 363(b), 507(a)(4), and 507(a)(5) (i) Authorizing the Debtors to Continue Payroll and Payroll Related Practices Including Payment of Certain Pre-Petition (a) Wages, Salaries, Vacation Pay and Other Compensation and Amounts Withheld from Such Compensation; (b) Employee Medical Claims, Health Benefits, Retirement Plan Benefits and Similar Benefits; (c) Employee Severance Pay; (d) Reimbursement of Employee Expenses; and (e) Payment of All Costs Incident Thereto and (ii) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive Process, Honor, and Pay Certain Checks and Transfers (D.I. 46), entered on October 19, 2006, the Debtors were authorized to pay health claims up to $750,000.00. As of the date of this Disclosure Statement, the Debtors estimate that they have paid approximately $715,000.00 in health claims.

Blue Cross/Blue Shield has filed a proof of claim in a contingent, unliquidated amount for reimbursement of paid health insurance claims and its administrative fees. The Debtors do not anticipate that Blue Cross/Blue Shield will have a valid claim against the Debtors since the Debtors have prepaid health insurance claims by depositing funds for that purpose with Blue Cross/Blue Shield.

6.2.5 CLAIMS RELATED TO WORKERS’ COMPENSATION.

Until January 2007, Delta Mills was also self-insured with respect to workers’ compensation obligations. Pursuant to South Carolina law, as security for payment of its workers’ compensation obligations, Delta Mills, as a self-insurer, had posted prior to the Petition Date a standby letter of credit (“L/C”) payable to the South Carolina Workers’ Compensation Commission in the amount of $750,000.

Delta Mills ceased paying workers compensation claims in March 2007, and as a result of this action the South Carolina Workers’ Compensation Commission has drawn down the entire amount of the L/C. The South Carolina Workers’ Compensation Commission will use the L/C proceeds to pay currently pending and future workers’ compensation claims brought by former employees of Delta Mills until those proceeds are exhausted.

To the extent that the L/C proceeds are not sufficient to satisfy all workers’ compensation claims, the claimants may have Claims against the Estates. Delta Mills is unable to estimate whether the South Carolina Workers’ Compensation Commission will be able to settle all workers’ compensation claims within the amount of the L/C proceeds. Delta Mills believes that it is unlikely that any workers’ compensation Claim that is not already pending will be made against it as self-insurer but can give no assurance in this regard. Several former employees of the Debtors filed, prior to the applicable Bar Dates, claims related to workers’ compensation (collectively, the “Workers’ Compensation Claims”). The filed, liquidated amount of the Workers’ Compensation Claims is $1,203,481.44; however, three of the Workers’ Compensation Claims have been filed in an unliquidated amount. The Debtors are currently considering their options with respect to the Workers’ Compensation Claims and may file objections to these claims prior to the applicable Claims Objection Deadline. Certain of the Workers’ Compensation Claims have asserted priority status under the Bankruptcy Code. The Debtors will, at a minimum, object to any Workers’ Compensation Claims asserting priority status as the Debtors believe the Workers’ Compensation Claims are, at best, general unsecured claims. However, there can be no assurance that the Debtors will be successful in such objection, and the outcome of the objection may have a significant impact on the distribution to Holders of Allowed Class 6 Claims.

With respect to their current employees, the Debtors have, since January 2007, been insured by a workers’ compensation insurance policy issued by a third-party insurer.

6.2.6 OTHER PRIORITY CLAIMS

Certain other claimants have filed other claims asserting priority or administrative status to which the Debtors intend to object, either in whole or as to the asserted priority status. The most significant of such claims are three claims filed against the Debtors by the City of New York totaling approximately $370,000.00. The Debtors are in the process of investigating these claims; however, the Debtors do not believe they have any liability to the City of New York with respect to such claims and intend to object to these claims. However, there can be no assurance that the Debtors will be successful in such objection, and the outcome of the objection may have a significant impact on the distribution to Holders of Allowed Class 6 Claims.

In addition, the South Carolina Second Injury Fund (the “SCSIF”) filed prior to the applicable Bar Date a priority claim for premiums due the SCSIF for the year 2007. The Debtors are currently determining whether the Debtors have any liability with respect to the claim of the SCSIF. The Debtors will, at a minimum, object to the priority status of the claim of the SCSIF, as the Debtors believe the claim is, at best, a general unsecured claim. However, there can be no assurance that the Debtors will be successful in such objection, and the outcome of the objection may have a significant impact on the distribution to Holders of Allowed Class 6 Claims.

6.3 Asset proceeds.

A significant portion of the Assets of the Debtors’ estates has not yet been reduced to Cash. The Cash proceeds ultimately realized from these Assets may differ significantly from the amounts estimated in the Liquidation Analysis, and the timing of the receipt of any such proceeds may differ materially from the assumptions made in the Liquidation Analysis.

6.3.1 SALE OF REAL PROPERTY ASSETS.

The Liquidation Analysis sets forth estimates for the proceeds to be derived from the sale of the Beattie real estate and the Pamplico real estate. These estimates are based on management assumptions, feedback from potential buyers, and an appraisal of the Beattie facility performed in December 2005.

The Liquidation Analysis assumes that the Pamplico real property will be sold on June 30, 2007, and the Beattie real property will be sold on November 3, 2007.

Neither of these properties is currently under any purchase contract, and there can be no assurance that Delta Mills will receive valid offers for either of these properties that generate proceeds equal to or greater than those projected in the Liquidation Analysis or that these properties can be sold within the time frames assumed by the Liquidation Analysis.

6.3.2 REALIZATION OF RECEIVABLES AND THE DEBTORS’ RIGHTS UNDER THE GMAC FACTORING AGREEMENT.

Delta Mills factors nearly all of its accounts receivable (“A/R”) with GMAC under the GMAC Factoring Agreement on a non-recourse basis. The Liquidation Analysis contains an estimate of the amount of A/R collections during the wind-down period, net of disputes, deductions, and other miscellaneous offsets. No value is attributed by the Liquidation Analysis to A/R subject to disputes, deductions or other miscellaneous offset amounts, except for A/R due from a customer located in the Dominican Republic, which is described further below.

The Liquidation Analysis assumes that all A/R, including A/R from miscellaneous asset sales, will be factored in the normal course and collected and paid by GMAC by the week of June 9, 2007, with the exception of approximately $1 million of A/R that is assumed to become uncollectible. Terms for factored miscellaneous asset sales were assumed by the Liquidation Analysis to be 30 days. Standard AR terms are 60-days; however, the Liquidation Analysis assumes payment within 11 weeks of invoicing. Losses on A/R are assumed to arise due to customer disputes, credits, allowances or any possible shortfalls. All losses arising from customer credit issues are assumed borne by GMAC, other than with respect to the customer located in the Dominican Republic described below.

Management’s assessment of the collectibility of A/R is based primarily on past payment patterns and the terms of the GMAC Factoring Agreement. Under the GMAC Factoring Agreement, GMAC accepts the credit risk for all domestic and foreign accounts receivable that have been approved by GMAC. With respect to foreign A/R, GMAC generally accepts 90% of the credit risk of any approved foreign A/R.

Delta Mills, or GMAC as its factor, is owed an aggregate of approximately $1.5 million by a customer that is located in the Dominican Republic and that has become insolvent. Delta Mills is in discussions with GMAC regarding responsibility under the GMAC Factoring Agreement for this A/R, including realization on credit insurance provided by a third party insurer. The Liquidation Analysis assumes that 90% of amounts outstanding for this customer are collected in the “Higher” case. If GMAC does not accept responsibility under the GMAC Factoring Agreement to pay this 90% amount, it is likely that virtually all of this A/R will become uncollectible.

6.3.3 SALE OF REMAINING INVENTORY.

As of April 30, 2007, there were approximately 60,000 yards of fabric remaining to be sold by Delta Mills. The Liquidation Analysis contains a forecast of the sale proceeds of this fabric. The Liquidation Analysis further assumes that all remaining raw materials and work in process inventory that cannot be sold in the normal course will be sold by the week of May __, 2007, and sets forth a forecast of the aggregate amount of proceeds that these assets will generate.

The Debtors may not be able to sell this inventory for the amounts, or within the time frames, anticipated in the Liquidation Analysis.

6.4 WIND-DOWN EXPENSES AND OTHER EXPENSES OF THE DEBTORS’ ESTATES.

The Liquidation Analysis makes certain assumptions concerning the estimated costs to complete the wind-down of the Estates and distribution of the net proceeds. These assumptions may turn out to be incorrect, the result of which may be that the Debtors’ wind-down and other costs are higher than anticipated. Any increase in such costs would likely reduce the amount of proceeds available to be distributed to the unsecured creditors. In addition, unforeseen circumstances could occur that materially increase the costs to complete the Chapter 11 Cases.

The Liquidation Analysis assumes a gradual reduction in the number of the Debtors’ employees until June 30, 2007, at which point a staff of one full time accounting employee, one full time plant engineer and four part time senior company managers is assumed to work through December 29, 2007, to wrap up any remaining affairs of the Debtors’ Estates. All employment for the Debtors’ Estates is assumed to end as of December 29, 2007. In addition, the Liquidation Analysis makes an assumption regarding the compensation to be paid to Leon Szlezinger for his services as Chief Designated Officer, however uncertainty remains as to Mr. Szlezinger’s compensation and fee structure.

Critical items in the operating disbursements budgets set forth in the Liquidation Analysis include holding costs for the facilities, administrative, travel and insurance expenses. The Liquidation Analysis’ wind-down budget also includes an amount for other currently unidentified costs.

Included in the Liquidation Analysis’ wind-down budget are estimated holding costs for the Beattie facility including power, security, maintenance, taxes and miscellaneous items through November 3, 2007. If the Beattie facility is not sold by November 3, 2007, these holding costs will continue to be borne by the Debtors’ Estates.

Also included in the Liquidation Analysis’ wind-down budget are estimated holding costs of the Pamplico facility including power, security, maintenance, taxes, and miscellaneous items through December 29, 2007. If the Pamplico facility is not sold by December 29, 2007, these holding costs will continue to be borne by the Debtors’ Estates.

The following are examples of other costs that may turn out to be higher than anticipated:

6.4.1 PROFESSIONAL FEES.

In estimating Professional Fees, the Liquidation Analysis assumes that the Plan of Liquidation is confirmed on or about June 30, 2007. The Liquidation Analysis further assumes that nearly all Professional Fees in the Chapter 11 Cases would be incurred prior to that date. Each month that confirmation of the Plan is delayed could add considerably to the estimated total cost of Professional Fees.

The Liquidation Analysis estimates an additional amount of professional fees post-confirmation. This estimation could also prove to be incorrect.

Generally, if and to the extent that disputes arise with respect to any Claims, the Plan of Liquidation or other matters, the Professional Fees borne by the Estate could increase significantly.

6.4.2 GMAC TERMINATION FEES.

The Liquidation Analysis assumes that GMAC will be paid termination fees aggregating $600,000. Under certain circumstances, as described below, it is possible that GMAC may be owed more termination fees than projected.

The GMAC termination fees assumed by the Liquidation Analysis were calculated based on the following provisions:

(a)	Under the GMAC Credit Agreement, as amended by the DIP Financing Order, termination fees are payable as follows:

(i)	$300,000 if by May 30, 2007 the GMAC Credit Agreement is terminated and all obligations under the GMAC Credit Agreement are prepaid in full, or

(ii)	$200,000 if by May 30, 2008 the GMAC Credit Agreement is terminated and all obligations under the GMAC Credit Agreement are prepaid in full.

Delta Mills must give GMAC at least sixty (60) days prior written notice of termination of the GMAC Credit Agreement.

(b)	Under the GMAC Factoring Agreement, as amended by the DIP Financing Order, Delta Mills is obligated as follows:

(i)
In any Contract Year (the twelve (12) months starting on a May 30) the aggregate commissions payable under the factoring agreements must be the greater of (A) the total commissions actually paid or (B) $300,000.

(ii)	In the event of an early termination of the factoring agreements, a termination fee of $300,000.

7. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN POTENTIAL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

THE FOLLOWING SUMMARY IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS, AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE (“IRS”) IN EFFECT ON THE DATE HEREOF. CHANGES IN, OR NEW INTERPRETATIONS OF, SUCH AUTHORITIES MAY HAVE RETROACTIVE EFFECT AND COULD SIGNIFICANTLY AFFECT THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

THE DEBTORS HAVE NOT REQUESTED A RULING FROM THE IRS OR AN OPINION OF COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. THUS, NO ASSURANCE CAN BE GIVEN AS TO THE INTERPRETATION THAT THE IRS WILL ADOPT AND WHETHER THE IRS WILL CHALLENGE ONE OR MORE OF THE TAX CONSEQUENCES OF THE PLAN DESCRIBED BELOW. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE PLAN, AND IT DOES NOT PURPORT TO ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (INCLUDING, BUT NOT LIMITED TO, FOREIGN TAXPAYERS, BROKER-DEALERS, BANKS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND INVESTORS IN PASS-THROUGH ENTITIES). MOREOVER, THIS SUMMARY DOES NOT PURPORT TO COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY APPLY TO HOLDERS OF CLAIMS OR INTERESTS.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM OR EQUITY INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

7.1 Federal Income Tax consequences to debtors.

Federal income taxes, like many other taxes, may be priority claims. Accordingly, such claims must be satisfied before most other claims may be paid. The Debtors do not believe that any federal income taxes will be incurred with respect to taxable years ending after the Petition Date because the Debtors do not expect to have positive taxable income for this period and have significant net operating loss carryovers.

7.2 Federal Income Tax Consequences to Holders of Claims and Interests.

Holders of Claims and Interests should generally recognize gain (or loss) to the extent the amount realized under the Plan in respect of their Claims or Interests exceeds (or is exceeded) by their respective tax bases in their Claims or Interests, as applicable. The amount realized for this purpose will generally equal the sum of the amount of cash and the fair market value of any other consideration received under the Plan with respect to their respective Claims or Interests, as applicable. The holders of Allowed Class 5 - Convenience Claims and Allowed Class 6 - General Unsecured Claims are expected to receive only a partial distribution with respect to their Allowed Claims and holders of Class 7 - Equity Interests will not receive any distributions under the Plan on account of their Interests. Whether a holder of a Claim or Interest will recognize a loss, a deduction for worthless securities or any other tax treatment will depend upon the facts and circumstances specific to the nature of the holder and its Claim or Interest. Accordingly the holders of Allowed Class 5 - Convenience Claims, Allowed Class 6 - General Unsecured Claims, and Class 7 - Equity Interests should consult their own tax advisors.

The tax treatment of holders of Claims or Interests and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (a) the manner in which a holder acquired a Claim or Interest; (b) the length of time a Claim or Interest has been held; (c) whether the Claim was acquired at a discount; (d) whether the holder has taken a bad debt deduction with respect to a Claim in the current or any prior year; (e) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (f) the method of tax accounting of a holder; and (g) whether a Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims or Interests should consult their own tax advisor for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such holders as a result thereof.

Pursuant to the Plan, all Interests in the Debtors are being cancelled and extinguished. A holder of any Interest extinguished under the Plan should generally be allowed a worthless securities deduction in an amount equal to the holder’s adjusted basis in the extinguished Interest pursuant to section 165(g) of the Internal Revenue Code. In general, a worthless securities deduction is allowed to a holder of a corporation’s stock for the taxable year in which such stock becomes worthless. If the holder held the Interest as a capital asset, the losses will be treated as a loss from the sale or exchange of such capital asset. Capital gain or loss will be classified as long-term capital gain or loss if the Interest was held by the holder for more than one (1) year and otherwise will be classified as short-term capital gain or loss. Holders of Claims and Interests who recognize capital losses as a result of the Plan will be subject to restrictions which may limit the ability of such holder to use such losses for income tax purposes in a particular year.

Pursuant to the Plan, distributions received in respect of Allowed Claims composed of indebtedness will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to accrued but unpaid interest. However, there is no assurance that the IRS will respect such allocation for federal income tax purposes. Holders of Allowed Claims not previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be treated as receiving taxable interest, to the extent any consideration they receive under the Plan is allocable to such accrued but unpaid interest. Holders previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be entitled to recognize a deductible loss, to the extent that such accrued but unpaid interest is not satisfied under the Plan. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR ALLOWED CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

7.3 Information Reporting and Backup Withholding.

Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (one or more of the Debtors) to the IRS. Moreover, a holder of a Claim may be subject to backup withholding at a rate of twenty-eight percent (28%) with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

7.4 Importance of Obtaining Professional Tax Assistance.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN AND POTENTIALLY MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

8.	CONCLUSION.

It is important that you exercise your right to vote on the Plan. It is the Debtors’ belief and recommendation that the Plan fairly and equitably provides for the treatment of all Claims against and Interests in the Debtors.

THE DEBTORS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PLAN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Debtors have executed this Disclosure Statement this ___ day of April, 2007.

DELTA MILLS, INC.

By: /s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By: /s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and
Chief Financial Officer

By: /s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and
Chief Operating Officer

DELTA WOODSIDE INDUSTRIES, INC.

By: /s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By: /s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and
Chief Financial Officer

By: /s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and
Chief Operating Officer

DELTA MILLS MARKETING, INC.

By: /s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By: /s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and
Chief Financial Officer

By: /s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and
Chief Operating Officer

EXHIBIT A

PLAN OF LIQUIDATION

EXHIBIT B

LIQUIDATION ANALYSIS

TO BE PROVIDED

The Debtors intend to file the Liquidation Analysis no later than  five (5) days prior to the hearing to approve the Disclosure Statement.